                           Offer to Purchase for Cash

                       35,144,833 Shares of Common Stock

                                       of
                                REVCO D.S., INC.
                                       at
                          $27.50 NET PER SHARE IN CASH
                                       by
                         OCEAN ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                              RITE AID CORPORATION

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 2, 1996,
                         UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, 35,144,833 SHARES, OR SUCH OTHER NUMBER OF SHARES AS EQUALS 50.1% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AS OF THE EXPIRATION OF THE OFFER, BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

    RITE AID CORPORATION ('PARENT') AND OCEAN ACQUISITION CORPORATION (THE 'PURCHASER') HAVE ENTERED INTO (I) A STOCKHOLDER AGREEMENT WITH ZELL/CHILMARK FUND, L.P., PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDER HAS AGREED TO (X) TENDER IN THE OFFER AND (Y) VOTE IN FAVOR OF THE MERGER (AS DEFINED HEREIN), UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF, ALL SHARES OF REVCO D.S., INC. (THE 'COMPANY') OWNED BY SUCH STOCKHOLDER, REPRESENTING APPROXIMATELY 19.7% OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, AND (II) A STOCK OPTION AGREEMENT WITH THE COMPANY PURSUANT TO WHICH, AMONG OTHER THINGS, THE COMPANY HAS GRANTED PARENT AN OPTION TO PURCHASE (THE 'STOCK OPTION') UP TO 13,251,010 FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK OF THE COMPANY, OR SUCH OTHER NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY AS EQUALS 19.9% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AT THE TIME OF THE EXERCISE OF THE STOCK OPTION.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (WITH ONE DIRECTOR ABSENT AND TWO DIRECTORS ABSTAINING) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY (WITH ONE DIRECTOR ABSENT AND TWO DIRECTORS ABSTAINING) RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the 'Common Stock' or the 'Shares'), of the Company should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Transmittal or other related tender offer materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks, or trust companies.

                           ------------------------

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

December 4, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
INTRODUCTION..............................................................     1

THE TENDER OFFER..........................................................     4

 1. Terms of the Offer; Number of Shares and Proration; Expiration Date...     4

 2. Acceptance for Payment and Payment for Shares.........................     6

 3. Procedures for Tendering Shares.......................................     7

 4. Withdrawal Rights.....................................................     9

 5. Certain Federal Income Tax Consequences...............................    10

 6. Price Range of Shares; Dividends......................................    11

 7. Certain Information Concerning the Company............................    11

 8. Certain Information Concerning the Purchaser and Parent...............    14

 9. Source and Amount of Funds............................................    16

10. Background of the Offer; Contacts with the Company....................    17

11. Purpose of the Offer; Plans for the Company; Merger Agreement;
      Stockholder Agreement; Stock Option Agreement; Confidentiality
      Agreement...........................................................    21

12. Dividends and Distributions...........................................    38

13. Effect of the Offer on the Market for the Shares; Exchange Listing and
      Exchange Act Registration...........................................    38

14. Conditions of the Offer...............................................    39

15. Certain Legal Matters and Regulatory Approvals........................    41

16. Fees and Expenses.....................................................    43

17. Miscellaneous.........................................................    43

Schedule I--Information Concerning the Directors and Executive Officers of
  Parent and the Purchaser................................................   I-1

Schedule II--Information Statement Pursuant to Section 14(f) of the
  Securities Exchange Act of 1934 and Rule 14f-1 Thereunder...............  II-1

To the Holders of Common Stock of Revco D.S., Inc.:

                                  INTRODUCTION

     Ocean Acquisition Corporation, a Delaware corporation (the 'Purchaser') and a wholly owned subsidiary of Rite Aid Corporation, a Delaware corporation ('Parent'), hereby offers to purchase 35,144,833 shares of common stock, par value $.01 per share (the 'Common Stock' or the 'Shares'), of Revco D.S., Inc., a Delaware corporation (the 'Company'), or such other number of Shares as equals 50.1% of the Shares outstanding on a fully diluted basis as of the Expiration Date (as defined below), at a price of $27.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer').

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the 'Dealer Manager' or 'DLJ') as Dealer Manager, Harris Trust Company of New York, as Depositary (the 'Depositary'), and MacKenzie Partners, Inc., as Information Agent (the 'Information Agent'), incurred in connection with the Offer. See Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, 35,144,833 SHARES, OR SUCH OTHER NUMBER OF SHARES AS EQUALS 50.1% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AS OF THE EXPIRATION DATE (SUCH NUMBER OF SHARES BEING THE 'MINIMUM NUMBER'), BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE 'MINIMUM CONDITION'). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'COMPANY BOARD') UNANIMOUSLY (WITH ONE DIRECTOR ABSENT AND TWO DIRECTORS ABSTAINING) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY (WITH ONE DIRECTOR ABSENT AND TWO DIRECTORS ABSTAINING) RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     MORGAN STANLEY & CO. INCORPORATED ('MORGAN STANLEY') HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER, TAKEN TOGETHER, IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. THE OPINION OF MORGAN STANLEY, IS DESCRIBED IN AND IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE 'SCHEDULE 14D-9'), WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

     The purpose of the Offer is for Parent, through the Purchaser, to acquire a majority equity interest in the Company as the first step in the acquisition of the entire equity interest in the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 29, 1995 (the 'Merger

Agreement'), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, following the consummation of the Offer and the satisfaction or the waiver of certain conditions, at the Effective Time (as defined below), the Purchaser will be merged with and into the Company (the 'Merger') in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the 'DGCL'). Following consummation of the Merger, the Company will continue as the surviving corporation (the 'Surviving Corporation') and will be a wholly owned subsidiary of Parent.

     At the effective time of the Merger (the 'Effective Time'), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other direct or indirect wholly owned Subsidiary (as defined below) of Parent and other than Dissenting Shares (as defined in Section 11 hereof)), shall by virtue of the Merger and without any action on the part of the holder thereof be converted into either (i) the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (the 'Parent Common Stock'), determined as set forth below; provided that Parent shall not issue more than 1.125 nor less than .91666 shares of Parent Common Stock per Share (the 'Exchange Ratio') or (ii) if the Alternative Consideration (as defined below) is applicable, then the right to receive the Alternative Consideration, plus, in each of clause (i) and (ii) above, any Additional Consideration (as defined below).

     The per share value of the Parent Common Stock which stockholders of the Company would receive in the Merger will be determined during a randomly selected fifteen-day pricing period (the 'Pricing Period') during the forty trading days ending five days before the meeting of the stockholders of the Company to consider the Merger. Stockholders of the Company would receive one share of Parent Common Stock if the average market value per share of Parent Common Stock during the Pricing Period is $27.50. If the average per share value of Parent Common Stock determined during the Pricing Period is greater than $27.50, stockholders of the Company will receive, for each Share, that amount of Parent Common Stock having a value so determined of $27.50 plus 50% of such increase in market value of Parent Common Stock over $27.50, provided that in no event would Parent issue less than .91666 shares of Parent Common Stock for each Share in the Merger. Similarly, if the average per share value of Parent Common Stock determined during the Pricing Period is less than $27.50, stockholders of the Company will receive, for each Share, that amount of Parent Common Stock having a value so determined of $27.50 less 50% of such decrease in market value of Parent Common Stock below $27.50, provided that in no event would Parent issue more than 1.125 shares of Parent Common Stock for each Share in the Merger. Alternatively, if the average per share value of the Parent Common Stock determined during the Pricing Period is less than $27.50, Parent would have the option of delivering, for each Share, one share of Parent Common Stock plus cash in an amount equal to 50% of such decrease in market value of Parent Common Stock below $27.50, provided that in no event would more than $2.75 per Share be paid in cash.

     In the event that the stockholders of Parent do not approve the issuance of

Parent Common Stock pursuant to the Merger at the Parent Special Meeting (as defined below), but all conditions to the Merger are otherwise satisfied or waived (if permissible), the Company, Parent and the Purchaser will nonetheless consummate the Merger and each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury and Shares owned by Parent and its Subsidiaries and other than Dissenting Shares) will, at the Effective Time, be converted into the right to receive a combination of (x) shares of Parent Common Stock which will represent in the aggregate 19.9% of the then outstanding shares of Parent Common Stock (which will be determined in a manner consistent with the determination of the Exchange Ratio) and (y) cash based on a pro rata portion of $27.50 (the 'Alternative Consideration'). See
Section 11.

     In the event the Merger is not consummated prior to April 29, 1996, and the Company has not materially breached the Merger Agreement (other than by acts caused or permitted by Parent), then the stockholders of the Company will be entitled to receive interest on the amount of the consideration that they receive pursuant to the immediately preceding two paragraphs (such consideration and interest thereon being referred to herein as the 'Merger Consideration'), from April 29, 1996 until the earlier of the Effective Time or June 30, 1996, calculated at an annual rate equal to the prime rate of interest (as announced from time to time by Morgan Guaranty Trust Company of New York).

     In the event Parent and/or the Purchaser, in violation of their obligations under the Merger Agreement, fail or refuse to consummate the Merger on or prior to June 30, 1996 and the Company has not materially breached the Merger Agreement (other than by acts caused or permitted by Parent), then, in addition to any rights or remedies that the Company and its stockholders otherwise have in law or at equity as a result thereof, the stockholders of the Company will be entitled to receive interest from June 30, 1996 on the amount of the Merger Consideration not paid until such Merger Consideration is paid, calculated at the annual rate of the higher of (i) the prime rate of interest (as announced from time to time by Morgan Guaranty Trust Company of New York) plus 300 basis points or (ii) the amount otherwise permitted by law. Any additional consideration paid or payable pursuant to this paragraph or the immediately preceding paragraph is referred to herein as 'Additional Consideration'.

     THE MARKET VALUE OF THE PARENT COMMON STOCK DURING THE PRICING PERIOD AND AFTER THE EFFECTIVE TIME WILL, AMONG OTHER THINGS, DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, THE PERFORMANCE OF PARENT, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE RETAIL DRUGSTORE INDUSTRY, AND MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE PRICES OF SECURITIES. ACCORDINGLY, IT IS LIKELY THAT AT OR AFTER THE

EFFECTIVE TIME THE MARKET VALUE OF THE MERGER CONSIDERATION WILL BE LESS THAN OR GREATER THAN THE OFFER PRICE.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously (with one director absent and two directors abstaining) approved and adopted the Merger Agreement and the transactions contemplated thereby. ACCORDINGLY, IF THE MINIMUM CONDITION IS SATISFIED, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY.

     Pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders (the 'Company Special Meeting') following the consummation of the Offer and as soon as practicable after the registration statement to be filed by Parent in connection with the registration of the Parent Common Stock to be issued by Parent in the Merger (the 'Registration Statement') is declared effective for the purpose of considering and taking action on the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries in favor of the approval of the Merger and adoption of the Merger Agreement at the Company Special Meeting and accordingly approval of the Merger Agreement will be assured.

     Immediately after the execution of the Merger Agreement, Zell/Chilmark Fund, L.P. (the 'Stockholder'), entered into a Stockholder Agreement, dated as of November 29, 1995, with Parent and the Purchaser (the 'Stockholder Agreement') pursuant to which the Stockholder, who has represented to Parent that it owns 13,102,288 Shares, representing approximately 19.7% of all outstanding Shares, has agreed, among other things, to (i) tender in the Offer and (ii) vote in favor of the Merger, upon the terms and conditions thereof, all Shares owned by the Stockholder. Accordingly, only an additional 22,042,545 Shares (or approximately 33.1% of the outstanding Shares) will be required to be tendered to satisfy the Minimum Condition. See Section 11 for a more complete description of the Stockholder Agreement.

     Immediately after the execution of the Merger Agreement, the Company entered into a Stock Option Agreement, dated as of November 29, 1995, with Parent and the Purchaser (the 'Stock Option Agreement') pursuant to which the Company has granted to Parent an unconditional, irrevocable option (the 'Stock Option') to purchase up to 13,251,010 fully paid and nonassessable Shares at a purchase price of $27.50 per Share, or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of exercise of the Stock Option, exercisable upon the occurrence of certain events. See Section 11 for a more complete description of the Stock Option Agreement.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to increase the number of Shares sought in the Offer, up to and including all of the issued and outstanding Shares. If, prior to the Expiration Date, the Purchaser should decide to change the number of Shares being sought, or to change the form of consideration paid pursuant to the Offer, such change in the number of Shares being sought or such change in the form of consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such change in the number of Shares being sought or such change in the form of consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Merger Agreement provides that promptly upon the acceptance for payment of any Shares by Parent pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Merger Agreement further provides that the Company, upon request of Parent, will use its best efforts promptly either to increase the size of the Company Board or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board, and will cause Parent's designees to be so elected.

     The Company has informed the Purchaser that, as of November 29, 1995, there were 66,587,990 Shares issued and outstanding, 700,000 Shares held in the Company's treasury, 2,002,220 Shares reserved for issuance under the Company's 1993 Employee Stock Purchase Plan, 1,096,101 Shares reserved for issuance under the Company's 401(K) Savings Plan, and 3,561,377 Shares reserved for issuance upon exercise of the outstanding options granted under the Company's option plans or rights granted under the 1992 Long-Term Incentive Compensation Plan, as amended, and 1992 Non-Employee Directors' Stock Option Plan, as amended. As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 35,144,833 Shares.

     THIS OFFER TO PURCHASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF OFFERS TO BUY ANY SECURITIES WHICH MAY BE ISSUED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'SECURITIES ACT'). THE ISSUANCE OF PARENT COMMON STOCK WILL HAVE TO BE REGISTERED UNDER THE SECURITIES ACT, AND PARENT COMMON STOCK WILL BE OFFERED ONLY BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF THE SECURITIES ACT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1.  TERMS OF THE OFFER; NUMBER OF SHARES AND PRORATION; EXPIRATION
DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for the Minimum Number of Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with Section 4. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Tuesday, January 2, 1996, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     If more than 35,144,833 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares.

     Because of the difficulty of determining the precise number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final proration factor until approximately six New York Stock Exchange, Inc. ('NYSE') trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers. The Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) except for the Minimum Condition, waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the 'Commission'), purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of stockholders of the Company to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See Section 4.

     Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in
Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) change the number of Shares sought to an amount less than 50.1% of the outstanding Shares on a fully-diluted basis, (iv) change the form of consideration to be paid pursuant to the Offer, (v) impose conditions to the Offer in addition to those set forth in Section 14 or (vi) amend any other term or condition of the Offer in any manner which is adverse to the holders of Shares, except that if on the initial scheduled Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to increase the number of Shares sought in the Offer, up to and including all of the issued and outstanding Shares. If, prior to the Expiration Date, the Purchaser should decide to change the number of Shares being sought, or to change the form of consideration paid pursuant to the Offer, such change in the number of Shares being sought or such change in the form of consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such change in the number of Shares being sought or such change in the form of consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for the Minimum Number of Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. Notwithstanding the fact that the Purchaser has stated that it has reserved the right to assert the occurrence of a condition following acceptance for payment of Shares but prior to payment for Shares in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Purchaser understands that all conditions of the Offer, other than receipt of necessary governmental approvals, must be satisfied or waived prior to the acceptance of Shares for payment. In addition, if, following acceptance of payment for Shares, the Purchaser asserts such a governmental approval as a condition and does not promptly pay for Shares tendered, the Purchaser will promptly return such Shares.


     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the 'Share Certificates') or timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), and (iii) any other documents required under the Letter of Transmittal.

     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares in the Offer be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including proration due to tenders of Shares in excess of the Minimum Number of Shares), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.


     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER

FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program or the New York Stock Exchange Medallion Signature Guarantee

Program (each, an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, in each case together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery provided by the Purchaser herewith.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), (or in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any condition of the Offer (subject to the Merger Agreement) or any defect or irregularity in any tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable and rights declared, paid or distributed in respect of such

Shares on or after November 29, 1995). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the stockholders of the Company or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, February 1, 1996, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any

other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash pursuant to the Offer and the receipt of Parent Common Stock, cash, or a combination thereof pursuant to the Merger will be taxable transactions for federal income tax purposes and may be taxable for state, local, and foreign income and other tax purposes as well. This will be the case whether a stockholder of the Company sells Shares pursuant to the Offer, the Merger, or both.

     A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated equal to the difference between the tax basis for the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives Parent Common Stock, cash, or a combination thereof in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between (i) the sum of the amount of cash (including any Additional Consideration) and the fair market value of the Parent Common Stock, if any, received by the stockholder and (ii) such stockholders' tax basis in the Shares surrendered. The fair market value of the Parent Common Stock likely will equal the trading value per share of Parent Common Stock on the date on which the Effective Time occurs.

     Gain or loss will be calculated separately for each block of Shares (i.e., Shares purchased at the same time and price) surrendered by a stockholder. Such gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if, at the time of the exchange, the Shares were held by the stockholder for more than twelve months. Under present law, long-term capital gains are generally taxable at a maximum rate of 28% for individuals and 35% for corporations. Legislation is currently pending before Congress (the 'Pending Legislation') which would, if enacted as proposed by a conference committee made up of members of the House of Representatives and the Senate, generally reduce the capital gains effective tax rates to approximately 20% for individuals and 28% for corporations. Under the Pending Legislation, the new rates would apply retroactively to sales of capital assets occurring on or after January 1, 1995. There can be no assurance that the Pending Legislation will be enacted or, if enacted, that it will be enacted in its present form or with the above effective date.

     Real Estate Transfer Taxes. Some states and localities, including the State of New York, impose taxes on certain transfers of controlling interests (including transfers pursuant to transactions such as the Offer and the Merger) in entities that own real property (including leasehold interests) located in such states and localities ('Real Property Transfer Taxes'). Any tax returns in respect of Real Property Transfer Taxes required to be filed in connection with the Offer or the Merger will be filed by Parent or the Company on behalf of the stockholders, and any Real Property Transfer Taxes required to be paid will be paid by the Company or the Purchaser. Any such Real Property Transfer Taxes paid generally are expected to be treated as a deemed distribution paid by the Company to the stockholders that is taxable as a dividend. Any income taxes owed on account of such deemed distribution will be the responsibility of the Company's stockholders. Although there is no authority directly on point, any such Real Property Transfer Taxes paid on behalf of a stockholder should result in a corresponding increase of equal amount in the tax basis of each stockholder's Shares and, accordingly, a decrease in the amount of gain recognized in connection with the Offer or the Merger.

     Exercise of Appraisal Rights. A stockholder who perfects such stockholder's appraisal rights probably will recognize gain or loss at the Effective Time (even if the fair value of the Shares has not yet been judicially determined at such time), in an amount equal to the difference between (i) the 'amount realized' and (ii) the tax basis of such Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the trading value per Share at the Effective Time. Ordinary interest income (or capital loss, assuming the Shares were held as capital assets) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAWS AT THE DATE OF THIS OFFER, WHICH MAY DIFFER ON THE DATE OF CONSUMMATION OF THE OFFER OR THE EFFECTIVE TIME.

     FURTHER, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS OF THE COMPANY, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS

AMENDED (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ENTITIES AND REGULATED INVESTMENT COMPANIES).

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE and quoted under the symbol RXR. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

QUARTER ENDED                                        HIGH         LOW
--------------------------------------------------   ----         ----
FISCAL YEAR ENDED MAY 28, 1994:
     Quarter Ended August 21......................   $12 5/8      $10
     Quarter Ended November 11....................    16 1/2       11 1/8
     Quarter Ended February 5.....................    17 1/8       13 5/8
     Quarter Ended May 28.........................    18 5/8       13 7/8

FISCAL YEAR ENDED JUNE 3, 1995:
     Quarter Ended August 20......................   $19          $14 1/2
     Quarter Ended November 12....................    23 1/4       16 5/8
     Quarter Ended February 4.....................    24 1/2       20
     Quarter Ended June 3.........................    24           17 1/2

FISCAL YEAR ENDING JUNE 1, 1996:
     Quarter Ended August 26......................   $25 3/8      $19 1/4
     Quarter Ended November 18....................    25 7/8       19 5/8
     Third Quarter (through December 1, 1995).....    28           24 5/8

     On November 29, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE Composite Tape was $25 1/2 per Share and the reported closing sales price of the shares of Parent Common Stock on the NYSE Composite Tape was $28 5/8. On December 1, 1995, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the NYSE Composite Tape was $27 3/4 per Share and the reported closing sales price of the shares of Parent Common Stock on the NYSE Composite Tape was $32 5/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES AND THE SHARES OF PARENT COMMON STOCK.

     The Company has not declared any cash dividends on the Shares since fiscal year 1986.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     General. The Company is a Delaware corporation and its principal executive offices are located at 1925 Enterprise Parkway, Twinsburg, Ohio 44087. The telephone number of the Company at such offices is (216) 425-9811. The Company is one of the largest retail drugstore chains in the United States. As of June 3, 1995, the Company operated 2,118 stores, averaging approximately 8,864 square feet per store in size, in fourteen contiguous midwestern, eastern and southeastern states, and employed over 32,000 employees. The Company's stores are high-quality, health-oriented neighborhood pharmacies offering pharmaceutical and related merchandise. The Company competes primarily on the basis of convenient store locations, competitive pricing, and an orientation toward its pharmacy operations designed to provide a high level of customer service and product information. The stores typically feature prescription and over-the-counter drugs, health and beauty aids, toiletries, vitamins, cosmetics and sundries, and a broad line of consumer products.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in (i) the Company's Annual Reports on Form 10-K for the fiscal years ended June 3, 1995, as amended, and May 28, 1994 (the 'Company Forms 10-K') and (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 26, 1995 and August 20, 1994 (the 'Company Forms 10-Q'). More comprehensive financial information is included in the Company Forms 10-K, the Company Forms 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company Forms 10-K, the Company Forms 10-Q and such other documents filed by the Company with the Commission, including the financial statements and related notes contained therein. The Company Forms 10-K, the Company Forms 10-Q and such other documents filed by the Company with the Commission may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                                REVCO D.S., INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              TWELVE WEEKS ENDED              FISCAL YEAR ENDED
                                           ------------------------    --------------------------------
                                           AUGUST 26,    AUGUST 20,    JUNE 3,     MAY 28,     MAY 29,
                                              1995          1994         1995        1994        1993
                                           ----------    ----------    --------    --------    --------
                                                 (UNAUDITED)
OPERATING STATEMENT DATA:
Net Sales...............................    $1,076.7        $694.4     $4,431.9    $2,504.0    $2,242.1
Cost of Sales...........................       755.9         487.5      3,100.1     1,742.0     1,568.3
Operating Profit........................        31.0          18.8        175.7       100.5        76.0
Income Before Income Taxes and
  Extraordinary Items...................        16.2          11.4        120.5        77.2        35.0
Net Income Before Extraordinary Item....         8.4           5.8         61.1        38.7        14.2
Extraordinary Item, Loss Related to
  Early Retirement of Debt, Net of
  Income Tax Benefit of $2.4 million....          --          (2.8)        (2.8)         --          --
Net Income..............................         8.4           3.0         58.3        38.7        14.2

PER SHARE INFORMATION:
Net Income Per Share Before
  Extraordinary Item....................         .13           .10          .95         .77         .35
Extraordinary Item......................          --          (.05)        (.04)         --          --
Net Income per Share....................         .13           .05          .91         .77         .35

                                               AT            AT           AT          AT
                                           AUGUST 26,     JUNE 3,      MAY 28,     MAY 29,
                                              1995          1995         1994        1993
                                           ----------    ----------    --------    --------
                                           (UNAUDITED)
BALANCE SHEET DATA:
Current Assets..........................    $1,157.1      $1,089.0       $584.5      $551.5
Property, Equipment and Leasehold
  Improvements, Net.....................       294.3         278.8        115.6       109.9
Total Assets............................     2,221.1       2,149.8      1,060.8     1,045.2
Current Liabilities.....................       625.4         689.5        340.6       329.5
Long-Term Debt..........................       763.3         639.6        200.0       253.3
Long-Term Liabilities...................        47.9          47.6           --          --
Stockholders' Equity....................       784.5         773.1        499.7       453.7

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York, 13th Floor, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Projected Financial Information. In the course of its discussions with Parent's financial advisor, DLJ, the Company, in November 1995, provided DLJ with certain business and financial information which DLJ and the Company believe was not publicly available. Such information included, among other things, certain financial projections for fiscal 1996 through fiscal 1998 prepared by management of the Company as a long-range plan (the 'Projections'). The Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger.

     Set forth below is a selected summary of the Projections.

                                 FISCAL 1996    FISCAL 1997    FISCAL 1998
                                 -----------    -----------    -----------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total Sales...................   $ 5,221,616    $ 5,922,191    $ 6,792,000
Operating Profit..............       206,802        230,887        252,212
Interest Expense, Net.........        62,853         58,500         54,500
Pretax Income.................       143,949        172,387        197,712
Income Tax Provision..........        69,446         80,992         91,273
Net Income....................        74,503         91,395        106,438
Net Income Per Share..........          1.12           1.35           1.55

                                         FIRST         SECOND          THIRD         FOURTH
                                        QUARTER        QUARTER        QUARTER        QUARTER
                                      FISCAL 1996    FISCAL 1996    FISCAL 1996    FISCAL 1996
                                      -----------    -----------    -----------    -----------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total Current Assets...............   $ 1,124,827    $ 1,253,414    $ 1,216,046    $ 1,187,602
Total Assets.......................     2,213,516      2,354,737      2,310,128      2,266,093
Total Current Liabilities..........       722,459        793,636        766,105        693,891
Long-Term Debt.....................       659,248        719,548        677,848        666,148
Long Term Liabilities..............        47,590         47,590         47,590         47,590
Total Common Stockholders'
  Equity...........................       784,219        793,963        818,585        858,464

                                                    FISCAL
                                                     1996
                                                --------------
                                                (IN THOUSANDS)
CASH FLOW STATEMENT DATA:
Opening Cash Balance.........................     $    3,360
EBITDA.......................................        322,242
Sub-Total Non Working Capital Items..........       (250,481)
Cash Flow Available for Working Capital......         71,761
Sub-Total Net Inventory Change...............        (30,034)
Sub-Total Other Working Capital Changes......        (40,715)
Total Working Capital Changes................        (70,749)
Cash Flow From Operations....................          1,012
Cash Flow From Financing Activity............         (4,275)
Increase (Decrease) in Cash..................         (3,263)
Closing Cash Balance.........................             97

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO DLJ. NONE OF PARENT, THE PURCHASER, DLJ OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF THE COMPANY WHICH, THOUGH DLJ HAS BEEN ADVISED WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE FURNISHED TO DLJ, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, DLJ OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer, the Merger Agreement, the Stock Option Agreement and the Stockholder Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal executive offices of the Purchaser are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of the Purchaser at such offices is (717) 761-2633.

     Parent.  Parent is a Delaware corporation organized in 1968. The principal executive offices of Parent are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. The telephone number of Parent at such offices is (717) 761-2633. Parent is one of the largest drugstore chains in the United States. Parent operates over 2700 drugstores in 21 eastern states and the District of Columbia. Pharmacy service forms the core of Parent's business, with prescriptions accounting for 53.1% of drugstore sales in the year ended March 4, 1995.

     Parent's drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have recently been added in select locations.

     Parent also operates Eagle Managed Care Corporation, a wholly owned subsidiary, which markets prescription plans and sells other managed health care services to large employers and government-sponsored employee benefit programs.

     Financial Information. Set forth below are certain selected consolidated financial data with respect to Parent and its subsidiaries for Parent's last three fiscal years, excerpted or derived from audited financial statements presented in Parent's 1995 Annual Report on Form 10-K for the fiscal year ended March 4, 1995 (the 'Parent Form 10-K') and from the unaudited financial statements contained in Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 2, 1995 and August 27, 1994 (the 'Parent Forms 10-Q'), in each case filed by Parent with the Commission. More comprehensive financial information is included in the Parent Form 10-K and the Parent Forms 10-Q and such other documents filed by Parent with the Commission. The financial information summary set forth below is qualified in its entirety by reference to the Parent Form 10-K, the Parent Forms 10-Q and such other documents which have been filed with the Commission and all the financial information and related notes contained therein. The Parent Form 10-K, the Parent Forms 10-Q and such other documents filed by Parent with the Commission may be examined and copied from the offices of the Commission in the manner set forth below.

                              RITE AID CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             TWENTY-SIX WEEKS ENDED                  FISCAL YEAR ENDED
                                           --------------------------    ------------------------------------------
                                           SEPTEMBER 2,    AUGUST 27,     MARCH 4,     FEBRUARY 26,    FEBRUARY 27,
                                               1995           1994          1995           1994            1993
                                           ------------    ----------    ----------    ------------    ------------
                                                  (UNAUDITED)
INCOME STATEMENT DATA:
Net Sales...............................    $2,683,240     $2,086,274    $4,533,851     $4,058,711      $3,833,591
Income from Continuing Operations Before
  Taxes.................................       113,410        100,170       231,464         45,670         200,569
Income (Loss) from Discontinued
  Operations............................            --             --            --        (16,920)          8,646
Net Income..............................        69,293         61,104       141,286          9,288         132,396

PER SHARE INFORMATION:
Continuing Operations...................           .83            .72          1.67            .30            1.41
Discontinued Operations.................            --             --            --           (.19)            .10
Net Income per Share....................           .83            .72          1.67            .11            1.51

                                                AT             AT             AT
                                           SEPTEMBER 2,     MARCH 4,     FEBRUARY 26,
                                               1995           1995           1994
                                           ------------    ----------    ------------
                                           (UNAUDITED)
BALANCE SHEET DATA:
Current Assets..........................    $1,373,826     $1,373,220     $1,125,425
Property, Plant and Equipment, Net......       841,146        778,479        638,694
Net Non-Current Assets of Discontinued
  Operations............................            --         40,743         77,784
Total Assets............................     2,566,868      2,472,607      1,989,070
Current Liabilities.....................       475,531        577,225        362,209
Long-Term Debt, Less Current
  Maturities............................       967,808        805,984        613,418
Stockholders' Equity....................     1,046,114      1,011,812        954,714

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 7. The Parent's Common Stock is listed on the NYSE and the Pacific Stock Exchange (the 'PSE') and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005; and the PSE, 301 Pine Street, San Francisco, California 94104.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Stockholder Agreement, the Stock Option Agreement and as otherwise described in this Offer to Purchase,

none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or losses or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since May 30, 1992, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since May 30, 1992, there have been no contacts, negotiations or transactions between any of the Purchaser, Parent, or any of their respective subsidiaries, or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer, to refinance the Company's indebtedness and to pay related fees and expenses will be approximately $2.5 billion. See Section 16.

     Parent intends to obtain a portion of the funds through unsecured borrowings from a syndicate of financial institutions (the 'Proposed Financing') led by Morgan Guaranty Trust Company of New York ('Morgan Guaranty'). In connection with the Proposed Financing, Morgan Guaranty and J.P. Morgan Securities Inc. ('J.P. Morgan'), in a letter dated November 24, 1995 (the 'Commitment Letter'), have proposed a five year revolving credit facility of up to $2.5 billion whereby Morgan Guaranty has individually committed to provide up to $500 million of the Proposed Financing.

     The Commitment Letter provides that a syndicate of lenders acceptable to Parent and Morgan Guaranty (the 'Banks') will from time to time, prior to December 2000, make loans ('Loans') to Parent in an aggregate amount not exceeding $2.5 billion (the 'Commitment'): (i) to finance the acquisition of the Company, (ii) to refinance certain existing Company bank debt, (iii) to refinance existing Parent bank debt, (iv) to consummate the Debt Offers (as defined below), (v) to refinance Parent's convertible debentures, and (vi) for general corporate purposes. Loans will bear interest during any particular interest period at the election of Parent, at (i) the Adjusted LIBOR, (ii) the Adjusted CD Rate or (iii) the Base Rate, plus margins which vary from time to time depending on Parent's then applicable long-term senior debt rating. Alternatively, Loans may at the election of Parent bear interest at rates determined through a competitive bid process, subject to the willingness of one or more Banks to submit bids from time to time. Interest will be payable at the end of each applicable interest period and, if earlier, quarterly. In addition to such interest payments, Parent will be required to pay an ongoing facility fee on the entire Commitment, the amount of which fee will vary from time to time depending on Parent's then applicable long-term senior debt rating. Accrued facility fees will be payable quarterly in arrears. The Commitment Letter requires the aggregate Commitments to be reduced to $1.5 billion two years after the consummation of the Offer. The Commitment Letter further provides for a mandatory Commitment reduction of all net proceeds from debt issues with a maturity greater than one year and all net proceeds from any equity issues until such time as the aggregate Commitments have been reduced to $1.5 billion. This description of the Commitment Letter is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and copies of which have been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and Schedule 13D filed by Parent and the Purchaser with the Commission in connection with the Offer (the 'Schedule 14D-1'). All capitalized terms which are used in this paragraph and not otherwise defined shall have the meanings ascribed to them in the Commitment Letter. The Commitment Letter may be examined, and copies may be obtained, as set forth in
Section 7 above.

     In the event that stockholders of Parent do not approve the issuance of Parent Common Stock pursuant to the Merger at the Parent Special Meeting, Parent estimates that up to $3 billion (or an additional $500 million in excess of the amount necessary if such stockholder approval is obtained in the Merger) will be required to consummate such refinancing and to pay for the remaining Shares. In this connection Parent has received a letter dated November 16, 1995 from J.P. Morgan (the 'J.P. Morgan Letter') which states that, subject to the conditions described therein, J.P. Morgan is 'highly confident' that in the event that the stockholders of Parent do not approve the proposed issuance of Parent Common Stock, an aggregate amount of up to $3 billion can be raised by Parent in the syndicated bank market. This description of the J.P. Morgan Letter is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and copies of which have been filed as an exhibit to the Schedule 14D-1. The J.P. Morgan Letter may be examined, and copies may be obtained, as set forth in Section 7 above.

     No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In the ordinary course of Parent's long-term strategic review process, Parent routinely analyzes potential acquisitions of various retail drugstore chains. On August 17, 1995, Mr. Martin Grass, Chairman and Chief Executive Officer of Parent, spoke by telephone with Mr. David Schulte, a general partner of the general partner of the Stockholder and a member of the Company Board. In the conversation, Mr. Grass told Mr. Schulte that Parent was possibly interested in purchasing the Company in a merger transaction involving a combination of cash and stock. Mr. Schulte told Mr. Grass that he would contact Mr. Dwayne Hoven, President and the Chief Executive Officer of the Company, to ask him to send Mr. Grass a Confidentiality Agreement. After execution of the Confidentiality Agreement, the

Company provided certain due diligence information requested by Parent.

     On August 28, 1995, Mr. Grass, Mr. Franklin Brown, Executive Vice President and Chief Legal Counsel of Parent, and Mr. Frank Bergonzi, Executive Vice President and Chief Financial Officer of Parent, met in Chicago with Mr. Schulte, Ms. Sheli Rosenberg, a member of the Company Board, Mr. Joel Friedland, a general partner of Chilmark Partners, L.P., an affiliate of the Stockholder, Mr. Hoven, and Mr. James Hagan, Executive Vice President and Chief Financial Officer of the Company. A dinner meeting took place and issues such as the possible price and synergies that would be created from a merger were discussed. The parties ended the meeting without any definitive conclusions about a future meeting.

     On September 21, 1995, Mr. Grass and Mr. Brown were in Cleveland, Ohio, for a meeting on another business matter with Mr. Hoven. After the meeting, Mr. Grass met with Mr. Hoven for a brief period to discuss the possible acquisition of the Company by Parent. At the meeting, Mr. Grass advised Mr. Hoven that if an acceptable price could be negotiated, Mr. Grass believed that the transaction would create the opportunity to build a more successful company than if either company continued on a stand-alone basis.

     On September 28, 1995, Mr. Grass spoke by telephone with Mr. Sam Zell, the Co-Chairman of the Company, and discussed the terms and price range Mr. Grass would offer for the Company.

     On October 6, 1995, Mr. Hoven spoke with Mr. Grass by telephone and discussed questions that Mr. Grass had about the due diligence review Parent was conducting with respect to the Company.

     During the week of October 9, 1995, Mr. Rod Dammeyer, a member of the Company Board, called Mr. Grass and a meeting was arranged for October 31, 1995 in Chicago. At the October 31, 1995 meeting, Mr. Grass and Mr. Brown met with Mr. Dammeyer and Ms. Rosenberg and established a preliminary basis for continuing discussions to seek to reach an agreement concerning a transaction, subject to mutual due diligence, receipt of fairness opinions and Board approvals. Such officers of Parent and representatives of the Company and the Stockholder determined to continue discussions on the basis of tentative terms as follows: Parent would acquire a majority of the outstanding Shares at $27.50 per Share and the remaining Shares would be acquired for shares of Parent Common Stock based on a target price of $27.50 for Parent Common Stock subject to negotiating the terms of a 'collar' mechanism. In addition, the Stockholder would enter into a Stockholder Agreement with Parent in which it would agree to support the transaction. On November 1, 1995, Mr. Grass and Mr. Brown held a telephone call with Mr. Dammeyer, Ms. Rosenberg, Mr. Schulte and Mr. Friedland to discuss the collar. At the end of the conversation, the parties had tentatively agreed upon the terms of a 20% 'collar' mechanism which would provide that stockholders of the Company participate in 50% of any increase or decrease in the market value of Parent Common Stock above or below $27.50 during an agreed upon pricing period.


     On November 3, 1995, counsel for Parent distributed a draft Merger Agreement and Stockholder Agreement to the Company and its legal and financial advisors.

     On November 7, 1995, representatives of Parent and its legal advisors met with representatives of the Company and its legal advisors to commence negotiations with respect to the terms of the proposed Merger Agreement and Stockholder Agreement. Such negotiations continued throughout such week.

     On November 9, 1995, the Board of Directors of Parent held a meeting. At such meeting, members of Parent's senior management, Parent's outside legal advisors and DLJ made presentations to the Board regarding the proposed acquisition of the Company. The Board of Directors analyzed and discussed the proposed Merger Agreement, Offer, Merger and Stockholder Agreement and it was the consensus of Parent's Board that senior management of Parent should continue with the negotiations relating to the proposed transaction and report back to the Board once such negotiations were completed.

     During the week of November 13, 1995, members of senior management of Parent and its legal advisors continued to negotiate the terms of the Merger Agreement and Stockholder Agreement with representatives of the Company and the Stockholder, including Mr. Dammeyer and Ms. Rosenberg, and their legal advisors. During such negotiations, representatives of the Stockholder advised Parent that the Stockholder would be willing to agree to tender its Shares in the Offer and vote for the Merger but would not be willing to grant Parent an option to purchase the Stockholder's Shares.

     Parent then insisted upon, and negotiated with the Company to obtain, an option to purchase 19.9% of the Company's outstanding Shares at a price of $27.50 per Share. Representatives of the Company advised Parent that they would be willing to recommend entering into such a Stock Option Agreement subject to negotiation of satisfactory terms. The parties continued to negotiate various modifications to the Merger Agreement, Stock Option Agreement and Stockholder Agreement. Such negotiations continued through November 29, 1995.

     On November 28, 1995, the Board of Directors of Parent held a special meeting to review, with the advice and assistance of the Board's financial and legal advisors, the proposed Merger Agreement, the Stock Option Agreement, the Stockholder Agreement and the transactions contemplated thereby, including the Offer and Merger. At such meeting, Parent's management and legal advisors made presentations to the Board concerning the transaction and Parent's financial advisor, DLJ, provided its opinion to the effect that the consideration to be paid by Parent pursuant to the Merger Agreement, taken as a whole, is fair to the stockholders of the Parent from a financial point of view. Following the Board's review of the transaction, the Board, subject to the resolution of remaining open issues, unanimously authorized and approved the proposed Merger Agreement, Stock Option Agreement, Stockholder Agreement and the transactions contemplated thereby, and authorized the execution and delivery of such Agreements.

     Also on November 28, 1995, the Company Board held a special meeting to review, with the advice and assistance of the Company Board's financial and legal advisors, the proposed Merger Agreement, Stock Option Agreement, Stockholder Agreement and the transactions contemplated thereby, including the

Offer and Merger. At such meeting, the Company's management and financial and legal advisors discussed the transaction with the Company Board and the Company's financial advisor, Morgan Stanley, provided its written opinion to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders. The opinion of Morgan Stanley is described in and is attached to the Company's Schedule 14D-9. Stockholders are urged to read the full text of that opinion. Following the Company Board's review of the transaction, the Company Board, subject to the resolution of remaining open issues, unanimously (with one director absent and two directors abstaining) approved the proposed Merger Agreement, Stock Option Agreement and the transactions contemplated thereby, authorized the execution and delivery of such Agreements, determined that the Offer and the Merger are fair to and in the best interests of the holders of Shares, recommended that stockholders of the Company who desire to receive cash for their Shares accept the Offer and tender their Shares pursuant to the Offer, and recommended that stockholders of the Company approve and adopt the Merger Agreement. The Board's approval of the Merger Agreement, the Stock Option Agreement, the Stockholder Agreement and the transactions contemplated thereby constituted approval for purposes of Section 203 of the DGCL such that the provisions of the statute are not applicable to such Agreements or the transactions contemplated thereby.

     Negotiations between members of senior management of Parent and its legal advisors and representatives of the Company and their legal advisors to finalize the remaining issues in the Merger Agreement continued through November 29, 1995. On the evening of November 29, 1995, following the resolution of such open issues, Parent, the Purchaser and the Company executed and delivered the Merger Agreement and the Stock Option Agreement; and Parent, the Purchaser and the Stockholder executed and delivered the Stockholder Agreement.

     On November 30, 1995, Parent and the Company issued the following joint press release announcing the execution of the Merger Agreement, Stockholder Agreement and Stock Option Agreement:

     FOR IMMEDIATE RELEASE

                  RITE AID CORPORATION AND REVCO COMBINE TO CREATE
                          NATION'S LARGEST DRUGSTORE CHAIN

              MERGER CREATES COMPANY WITH OVER $11 BILLION IN REVENUES

                  CASH TENDER SCHEDULED TO COMMENCE EARLY NEXT WEEK

                            ------------------------

          CAMP HILL, PA (November 30, 1995)--Rite Aid Corporation (RAD: NYSE,
     PSE) and Revco D.S., Inc. (RXR: NYSE) today announced that they have entered into a definitive merger agreement in which Rite Aid would acquire Revco. The merger creates the nation's largest drugstore chain with expected annualized revenues of over $11 billion and more than 4,500 stores in 22 states and the District of Columbia. The transaction is expected to be accretive to Rite Aid's earnings per share by the end of the first year of operations following the merger.

          Under the agreement, Rite Aid would purchase, in a first-step tender offer, at least 50.1% of the outstanding shares of Revco on a fully-diluted basis for $27.50 per share in cash and the remainder of the outstanding shares would be converted into Rite Aid stock in a second-step merger. As described below, the value of Rite Aid shares to be received for each Revco share in the second-step merger will increase to the extent the average value of Rite Aid stock is greater that $27.50 per share during a pricing period and will decrease if the average value of Rite Aid stock is less than $27.50 per share during such pricing period, but in no event will more than 1.125 shares or less than .91666 shares of Rite Aid stock be issued for each Revco share in the merger.

          The tender offer is not conditioned on obtaining financing. The total value of the merger is approximately $1.8 billion.

          The merger, which was approved by each company's Board of Directors, is expected to be completed in the first quarter of 1996. The tender offer is scheduled to commence early next week.

          Martin Grass, Chairman of the Board of Directors and Chief Executive Officer of Rite Aid, said, 'The combination of these two great companies will create the preeminent retail drugstore chain in the United States. This transaction will nearly double our revenues and number of stores. Our significant investment in technology and infrastructure coupled with our innovative management changes have prepared us to seize the competitive advantage this merger represents. We anticipate a quick and smooth integration of the two companies.

          'The merger will increase Rite Aid's competitive advantage in our prescription benefits management subsidiary, Eagle Managed Care,' Mr. Grass continued. 'The addition of Revco's mail order capacity, as well as the increased number of outlets available in the combined entity, complements and broadens Rite Aid's managed healthcare delivery system. This expanded capacity is important leverage in attracting new contracts to the company.

          'We will be the best-positioned retail drugstore chain in the country to compete with the three large vertically integrated pharmacy benefit managers owned by the major pharmaceutical manufacturers. This combination should allow Rite Aid to offer customers the most competitive pharmacy prescription prices and services.'

          D. Dwayne Hoven, President and Chief Executive Officer of Revco, said, 'In an environment of consolidation, Revco's Board of Directors felt that this offer was fair and reasonable and in the best interest of our stockholders. This offer is the culmination of one of the most remarkable turnarounds in corporate history. We built a company with productive real estate, clean inventories and great people. Revco people should not lose sight of what they have accomplished.'


          Rite Aid expects to achieve synergies of $156 million through elimination of overlapping positions, streamlining distribution, reducing redundant advertising, and enhanced purchasing power. As in past Rite Aid mergers, Rite Aid will provide excellent severance packages, including out-placement counseling, to all affected personnel. Following completion of the merger, the Revco stores will operate under the Rite Aid banner. The headquarters of Rite Aid will remain in Camp Hill, Pennsylvania.

          Rite Aid indicated that it plans to take a pre-tax charge to earnings of $163 million to cover the cost of integrating the two companies. Rite Aid anticipates that only a small percentage of the combined company's stores will be closed. A decision on which drugstores will be closed will occur after the merger is completed.

          The merger agreement provides for Ocean Acquisition Corporation, a subsidiary of Rite Aid, to make a cash tender offer for at least 50.1% of the outstanding shares of common stock of Revco on a fully diluted basis at a price of $27.50 per share. The tender offer will be followed by a second-step merger in which each share of Revco not acquired in the tender offer will be converted into the right to receive Rite Aid common stock and/or, under certain circumstances, cash.

          The per share value of Rite Aid common stock which stockholders of Revco would receive in the second-step merger will be determined during a randomly selected fifteen-day pricing period during the forty trading days ending five days before the meeting of stockholders of Revco to consider the merger. Stockholders of Revco would receive one share of Rite Aid common stock if the average market value of Rite Aid common stock during the pricing period is $27.50.

          If the average value of Rite Aid common stock is greater than $27.50 during the selected fifteen-day pricing period, stockholders of Revco will receive, for each Revco share, Rite Aid common stock having a value of $27.50 plus 50% of the increase in market value of Rite Aid common stock over $27.50, provided that in no event would Rite Aid issue less than .91666 shares of Rite Aid common stock for each Revco share in the merger. Similarly, if the average value of Rite Aid common stock during the pricing period is less than $27.50, stockholders of Revco will receive, for each Revco share, Rite Aid common stock having a value of $27.50 less 50% of the decrease in market value of Rite Aid common stock below $27.50, provided that in no event would Rite Aid issue more than 1.125 shares of Rite Aid common stock.

          If the average value of Rite Aid common stock during the pricing period is less than $27.50, Rite Aid would have the option of delivering, for each Revco share, one share of Rite Aid common stock plus cash in an amount equal to 50% of the decrease in market value of Rite Aid common stock below $27.50, provided that in no event would more than $2.75 per Revco share be paid in cash.

          In the event that the stockholders of Rite Aid do not approve the issuance of Rite Aid common stock pursuant to the merger, but all conditions to the merger are otherwise satisfied or waived, each Revco share would be converted into the right to receive a combination of cash and shares of Rite Aid common stock (determined based on the formulas described above) representing in the aggregate 19.9% of Rite Aid's outstanding shares.

          Rite Aid also stated that it has entered into a stockholder agreement with Zell/Chilmark Fund L.P., the major stockholder of Revco, pursuant to which Zell/Chilmark has agreed to tender its Revco shares (representing approximately 19.7 % of Revco's outstanding shares) into Rite Aid's tender offer and to vote in favor of the merger. Revco has granted Rite Aid an option to purchase 19.9% of Revco's shares under certain circumstances at $27.50 per share.

          The tender offer is conditioned on, among other things, the valid tender of 50.1% of the outstanding Revco shares on a fully diluted basis and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          Donaldson, Lufkin & Jenrette Securities Corporation provided a fairness opinion for Rite Aid. Morgan Stanley & Co. Incorporated provided a fairness opinion for Revco.

          Revco D.S., Inc., based in Twinsburg, Ohio, operates over 2,100 stores in 14 Midwestern, Southeastern and Eastern states and has annual sales of approximately $4.4 billion.

          Rite Aid Corporation, based in Camp Hill, Pennsylvania, is the nation's largest drugstore chain, with over 2,700 stores in 21 states and the District of Columbia.

          General information about Rite Aid including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at 800-916-7788.

     The Purchaser commenced the Offer on December 4, 1995.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT; STOCKHOLDER AGREEMENT; STOCK OPTION AGREEMENT; CONFIDENTIALITY AGREEMENT.

     Purpose of the Offer. The purpose of the Offer is for Parent to acquire a significant equity interest in the Company and acquire control of the Company Board as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Upon consummation of the Merger, Parent intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. Upon consummation of the Merger, Parent intends to review the business of the Company and identify synergies and cost savings.


     Parent regards the resulting consolidation of the Company and the Purchaser as an opportunity to achieve certain cost savings and synergies. Based on a preliminary review of the Company's business and operations, Parent currently estimates that the Merger will result in approximately $156 million of quantifiable annual cost savings including the improvement in gross margins through enhanced purchasing power, closure of the Company's corporate headquarters and overlapping distribution facilities, elimination of duplicative overhead, elimination of redundant advertising expenditures, the consolidation of data centers and improved communications systems and a working capital benefit from the consolidation of warehouse inventories. THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF PARENT. THERE CAN BE NO ASSURANCE THAT THEY WILL BE ACHIEVED AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER OR ANY OTHER PARTY CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS.

     Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously (with one director absent and with two directors abstaining) approved and adopted the Merger Agreement and the transactions contemplated thereby. Thus, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. ACCORDINGLY, IF THE MINIMUM CONDITION IS SATISFIED, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY.

     In the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Purchaser has agreed that all Shares owned by it and its Subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby. As used in this Offer to Purchase, the word 'Subsidiary' means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.


     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be integrated into the operations of Parent as rapidly as practicable following the Merger. Parent intends to close the Company's corporate headquarters at 1925 Enterprise Parkway, Twinsburg, Ohio (the 'Headquarters') within twelve months following consummation of the Merger and to integrate the Company's corporate headquarters operations into Parent's operations. Parent also expects to take a pre-tax charge to earnings of $163 million to cover the cost of integrating the two companies. Parent anticipates that only a small percentage of the combined stores of Parent and the Company will be closed. A decision on which stores will be closed is not expected to be made until after the consummation of the Merger. In addition, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and subject to the terms of the Merger Agreement, will take such further actions as it deems appropriate under the circumstances then existing.

MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase for cash not less than 35,144,833 Shares and up to all of the issued and outstanding Shares at a price of $27.50 per Share, net to the seller in cash, the exact number of Shares within such range to be determined by Parent in its sole discretion. The Merger Agreement provides that Parent may change the amount of Shares sought to be purchased in the Offer within such range at any time prior to consummation of the Offer, provided that Parent complies with the requirements of Rule 14e-1 of the Exchange Act. The Offer is subject to the Minimum Condition and the other conditions set forth in Section 14. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as practicable after the later of the satisfaction of the conditions set forth in Section 14 and the expiration of the Offer; provided, however, that no such payment shall be made until after any calculation of proration as required by applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn is subject only to the conditions set forth in Section
14. The Merger Agreement provides that without the written consent of the Company, the Purchaser shall not amend or waive the Minimum Condition, decrease the Offer Price, change the number of Shares sought to an amount less than 50.1% of the Shares outstanding on a fully-diluted basis, change the form of consideration to be paid pursuant to the Offer or impose conditions to the Offer in addition to those set forth in Section 14, or amend any other term or condition of the Offer in any manner which is adverse to the holders of Shares;

provided, however, that if on the initial scheduled expiration date of the Offer (as it may be extended in accordance with the terms thereof), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, and (ii) the Company shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. The Merger shall have the effects set forth in the DGCL.

     Conversion of Shares. The Merger Agreement provides that each share of Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time without any other action by Parent, the Purchaser or the Company, shall, at the Effective Time, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent and other than Dissenting Shares, if any) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into either (i) the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock determined as set forth below; provided that Parent shall not issue more than 1.125 nor less than .91666 shares of Parent Common Stock per Share (the 'Exchange Ratio'), or (ii) if the alternative consideration described below is applicable, then the right to receive the Alternative Consideration (as defined below), plus, in each of clause (i) and (ii) of this sentence, any Additional Consideration (as defined below).

     For purposes hereof, 'Average Parent Share Price' shall mean the average closing price per share of Parent Common Stock on the NYSE as reported on the NYSE Composite Tape for fifteen NYSE trading days selected by Parent and the Company by lot from among the forty NYSE trading days ending on the fifth trading day immediately preceding the Company Special Meeting. 'Transaction

Price' shall mean $27.50 per Share. The number of shares of Parent Common Stock into which each Share shall be converted in the Merger shall be determined as follows:

          In the event the Average Parent Share Price equals the Transaction Price, each Share shall be converted into one share of Parent Common Stock.

          In the event that the Average Parent Share Price is greater than the Transaction Price, each Share shall be converted into a number of shares of Parent Common Stock (rounded to the nearest one one-hundred thousandth) determined by the following formula:

                                          Transaction Price plus .5 X (Average
                                          Parent Share Price minus
Number of shares of Parent Common Stock = Transaction Price)
                                          ------------------------------------
                                          Average Parent Share Price

          In the event that the Average Parent Share Price is less than the Transaction Price, each Share shall be converted, at the option of Parent, into either:

        (I) a number of shares of Parent Common Stock (rounded to the nearest one one-hundred thousandth) determined by the following formula:

                                          Transaction Price minus .5 X
                                          (Transaction Price minus Average
Number of shares of Parent Common Stock = Parent Share Price)
                                          --------------------------------
                                          Average Parent Share Price

        or (II) one share of Parent Common Stock plus the Cash Adjustment Amount, without any interest thereon, where the Cash Adjustment Amount (as defined in the Merger Agreement) is determined by the following formula:

            Cash Adjustment Amount = .5 X (Transaction Price minus
                                     Average Parent Share Price);

provided however, in no event shall the Cash Adjustment Amount be greater than $2.75 per Share.

     All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist and no Parent Common Stock or cash, if the Alternative Consideration is applicable, shall be delivered in exchange therefor.

     The Merger Agreement provides that, on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the 'Certificates') shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth therein (other than the Merger Consideration) for each Share held by them or, if applicable, payments due to holders of Dissenting Shares.

     The Merger Agreement provides that in the event that the stockholders of Parent do not approve the issuance of Parent Common Stock pursuant to the Merger at the Parent Special Meeting (as defined below), but all conditions to the Merger are otherwise satisfied or waived (if permissible), the Company, Parent and the Purchaser shall nonetheless consummate the Merger and each Share issued and outstanding immediately prior to the Effective Time (other than treasury Shares and Shares owned by Parent and its Subsidiaries) will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the following consideration (the 'Alternative Consideration') in a combination of shares of Parent Common Stock and cash determined as follows:

          The number of shares of Parent Common Stock into which each Share shall be converted in the Merger (the 'Adjusted Exchange Ratio') shall equal the Exchange Ratio determined pursuant to the applicable formula set forth above (assuming no Cash Adjustment Amount is paid) multiplied by a fraction (the 'Adjustment Fraction'), the numerator of which is the number of shares of Parent Common Stock equal to 19.9% of the then outstanding shares of Parent Common Stock and the denominator of which is (a) the Exchange Ratio multiplied by (b) the aggregate number of outstanding Shares (other than treasury Shares and Shares owned by Parent and its Subsidiaries); and

          The amount of cash (the 'Adjusted Alternative Cash Consideration') into which each Share shall be converted in the Merger shall equal the Transaction Price multiplied by (1 minus the Adjustment Fraction).

     The Merger Agreement provides that in the event the Merger is not consummated prior to April 29, 1996 and the Company shall not have materially breached the Merger Agreement (other than by acts caused or permitted by Parent), then the stockholders of the Company will be entitled to receive interest on the amount of the Merger Consideration that they receive, from April 29, 1996 until the earlier of the Effective Time or June 30, 1996, calculated at an annual rate equal to the prime rate of interest (as announced from time to time by Morgan Guaranty Trust Company of New York). For purposes of calculating the Merger Consideration, the Average Parent Share Price, if not otherwise ascertainable in accordance with the terms of the Merger Agreement, shall be the average price of Parent Common Stock based on the 15 highest closing prices of Parent Common Stock since the consummation of the Offer until the earlier of June 30, 1996 or the Effective Time.

     In the event Parent and/or the Purchaser, in violation of their obligations under the Merger Agreement, fails or refuses to consummate the Merger on or prior to June 30, 1996 and the Company shall not have materially breached the Merger Agreement (other than by acts caused or permitted by Parent), then, in addition to any rights or remedies that the Company and its stockholders otherwise have in law or at equity as a result thereof, the stockholders of the Company will be entitled to receive interest from June 30, 1996 on the amount of the Merger Consideration not paid until such Merger Consideration is paid, calculated at the annual rate of the higher of (i) the prime rate of interest

(as announced from time to time by Morgan Guaranty Trust Company of New York) plus 300 basis points or (ii) the amount otherwise permitted by law. For purposes of calculating the Merger Consideration, the Average Parent Share Price, if not otherwise ascertainable in accordance with the terms of the Merger Agreement, shall be the average price of Parent Common Stock based on the 15 highest closing prices of Parent Common Stock since the consummation of the Offer until such Merger Consideration is paid. Any additional consideration paid or payable pursuant to this paragraph or the immediately preceding paragraph is referred to herein as 'Additional Consideration.'

     If Shares are purchased in the Offer, Parent and the Purchaser have covenanted and agreed to consummate the Merger pursuant to the terms of the Merger Agreement not later than June 30, 1996.

     In lieu of any fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Parent Share Price on the date on which the Effective Time occurs by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

     Each share of Parent Common Stock issued to holders of Shares in the Merger shall be issued together with one associated preferred stock purchase right (a 'Right') in accordance with the Shareholder Rights Agreement, dated as of April 5, 1989, between Parent and Harris Trust Company of New York (the 'Rights Agreement').

     THE MARKET VALUE OF THE PARENT COMMON STOCK DURING THE PRICING PERIOD AND AFTER THE EFFECTIVE TIME WILL, AMONG OTHER THINGS, DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, THE PERFORMANCE OF PARENT, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE RETAIL DRUGSTORE INDUSTRY, AND MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE PRICES OF SECURITIES. ACCORDINGLY, IT IS LIKELY THAT AT OR AFTER THE EFFECTIVE TIME, THE MARKET VALUE OF THE MERGER CONSIDERATION WILL BE LESS THAN OR GREATER THAN THE OFFER PRICE.

     Treatment of Stock Options. The Merger Agreement provides that, effective as of the Effective Time, each option granted by the Company to purchase Shares that is outstanding and unexercised immediately prior thereto (the 'Company Stock Options'), will cease to represent a right to acquire Shares and will be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company 1992 Long-Term Incentive Compensation Plan, as amended and the Company 1992 Non-Employee Directors' Stock Option Plan, as amended (together the 'Option Plans'), and the agreements evidencing grants thereunder). The number of shares of Parent Common Stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Company Stock Option immediately prior to the Effective Time and
(ii) the ratio of the exercise price per share subject to the Company Stock Option to the fair market value (determined immediately prior to the Effective
Time) per share subject to such option, provided that any fractional shares of Parent Common Stock resulting from such determination will be rounded down to the nearest share. The Merger Agreement also provides that, effective as of the Effective Time, the Surviving Corporation will assume each Company Stock Option agreement, each as amended, as provided therein. The adjustment provided herein with respect to any Company Stock Options that are 'incentive stock options' (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and other terms of the new options will be the same as the Company Stock Options that they replace, except that all references to the Company shall be deemed to be references to Parent. In the event that a holder of a Company Stock Option is terminated without Cause (as defined in the Merger Agreement) within 12 months of the Effective Time, then such holder's new option will become 100% exercisable as of such date of termination.

     The Merger Agreement further provides that, notwithstanding the immediately preceding paragraph, outstanding vested options under the 1992 Long Term Incentive Plan ('LTIP') held by Covered Executives (as defined in the Merger Agreement), including options that become vested in connection with a 'Change in Control' under the terms of existing award agreements under the LTIP, will, effective as of the Effective Time become exercisable under a cashless exercise procedure made available by the Company (subject to applicable law and any administrative procedures and policies deemed appropriate by the Company). Individuals subject to Section 16 of the Exchange Act will be provided with a cash compensation arrangement providing such individuals with the opportunity to receive a cash payment approximating the benefits that would be deprived by reason of Section 16 of the Exchange Act.

     The Merger Agreement provides that, effective as of the Effective Time, the Option Plans will terminate and the provisions in any other plan, program, agreement or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be deleted. Furthermore, the Company will take all actions necessary to ensure that following the Effective Time, no holder of Company Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary of either of the foregoing.

     Directors and Officers. Pursuant to the Merger Agreement, promptly upon the acceptance for payment of any Shares by Parent or any of its Subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company

Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Shares are listed. Notwithstanding the foregoing, until the Effective Time, each of Parent, the Purchaser and the Company shall use its best efforts to retain as a member of the Company's Board at least two directors who are directors of the Company on the date of the Merger Agreement (the 'Continuing Directors'); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. In the event of a vacancy on the Company Board resulting from the resignation or death of any Continuing Director, such vacancy shall be filled by the remaining Continuing Directors, or if there are no remaining Continuing Directors, by the designees of the Stockholder. The Company's obligations pursuant to this paragraph are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Stockholders' Meetings. The Merger Agreement provides that in order to consummate the Merger, the Company, acting through the Company Board, will, in accordance with applicable law, duly call, give notice of, convene and hold the Company Special Meeting, as soon as practicable after the Registration Statement is declared effective, for the purpose of considering and taking action upon the Merger Agreement. The Company shall include in the joint proxy statement/prospectus forming a part of the Registration Statement (the 'Proxy Statement/Prospectus') the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries, in favor of the approval of the Merger and adoption of the Merger Agreement at the Company Special Meeting. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the vote of any other stockholder of the Company.

     In order to consummate the Merger, Parent, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Parent Special Meeting' and together with the Company Special Meeting, the 'Special Meetings'), as soon as practicable after the Registration Statement is declared effective, for the purpose of authorizing the issuance of shares of Parent Common Stock pursuant to the Merger. Parent shall include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent that stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock in the Merger.

     Interim Operations. In the Merger Agreement, the Company has covenanted and agreed that: (i) except as expressly provided in the Merger Agreement, (ii) during the period prior to the consummation of the Offer, except with the prior written consent of Parent, (iii) during the period following the consummation of the Offer and prior to the Effective Time, except with the authorization of the Company Board, including the affirmative vote of a majority of the Continuing Directors, and (iv) during the period following consummation of the Offer and prior to the Effective Time, except for prepayments by Parent of indebtedness of the Company and the advancement of funds by Parent to the Company on the terms and conditions, and at the interest rate, and for the purposes for which borrowing may be made, under the Company's existing credit facility: (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Shares, or any outstanding capital stock of any of the Subsidiaries of the Company; (c) neither the Company nor any of its Subsidiaries will: (I) amend its certificate of incorporation or by-laws or similar organizational documents; (II) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's Subsidiaries to the Company or its Subsidiaries; (III) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date thereof; (IV) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to existing agreements previously disclosed by the Company in writing to Parent and the Purchaser; or (V) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (d) neither the Company nor any of its Subsidiaries shall: (I) except as otherwise provided in the Merger Agreement, and except for normal, regularly scheduled increases for nonofficer employees consistent with past practice or pursuant to the terms of existing collective bargaining agreements, grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any officer or employee (including through any new award made under, or the exercise of any discretion under, any Benefit Plan); (II) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (III) enter into any, or amend any existing, employment or severance agreement with or, grant any severance or termination pay to any officer, director, employee or consultant of the Company or any of its Subsidiaries; or (IV) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (V) provide any severance program to any Subsidiary which does not have a severance program as of the date of the Merger Agreement;
(e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice; (f) neither the Company nor any of its Subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice; (g) except as previously disclosed by the Company in writing to Parent and the Purchaser, neither the

Company nor any of its Subsidiaries will: (I) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course consistent with past practice; (II) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (III) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (IV) enter into any material commitment (including, but not limited to, any leases, capital expenditure or purchase of assets) other than purchases of inventory in the ordinary course of business consistent with past practice; (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP; (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (I) reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (II) incurred in the ordinary course of business consistent with past practice or (III) which are legally required to be paid, discharged or satisfied; (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover Proposal (as defined below) (other than the Merger); (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; (l) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of the Merger Agreement; (m) close, shut down, or otherwise eliminate any of the Company's stores other than in the ordinary course of business consistent with past practice; (n) change the name of or signage at any of the Company's stores; (o) close, shut down, or otherwise eliminate any of the Company's distribution centers; (p) move the location, close, shut down or otherwise eliminate the Company's headquarters, or effect a general staff reduction at such headquarters; (q) change or modify in any material respect the Company's existing advertising program and policies; (r) except as previously disclosed by the Company in writing to Parent and the Purchaser, enter into any new lease (other than renewals of existing leases after consultation with Parent) or purchase or acquire or enter into any agreement to purchase or acquire any real estate; (s) neither the Company nor any of its Subsidiaries will incur any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries; and (t) neither the

Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Treatment of Certain Indebtedness. The Merger Agreement provides that the Company will cooperate with Parent, if Parent so requests, to effect a defeasance of, and/or a repurchase by means of a debt tender offer (together with a solicitation of consents to eliminate the restrictive covenants) of the 9 1/8% Senior Notes due 2000 issued by the Company and the 10 1/8% Senior Notes due June 1, 2002 issued by Hook SupeRX, Inc. and guaranteed by the Company (the 'Debt Offers'), provided that any funds and all related out-of-pocket transaction expenses necessary to effect any such defeasance or repurchase shall be provided and borne by Parent, without any right of reimbursement. The Merger Agreement also provides that the Company and Parent will cooperate to effect such defeasance and/or repurchase in a manner which takes into account all relevant tax, accounting, corporate, structural, contractual and similar issues. Parent may commence the Debt Offers after the consummation of the Offer.

     No Solicitation. Pursuant to the Merger Agreement, the Company (and its Subsidiaries, and affiliates over which it exercises control) will not, and the Company (and its Subsidiaries, and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited Takeover Proposal for the Company or any Subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) (each, a 'Person') relating to any Takeover Proposal, except in the case of clause (ii) above to the extent that (x) the Takeover Proposal is a bona fide written proposal submitted to the Company's Board of Directors and (y) the Company Board determines, after having received the oral or written opinion of outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law. The Company has agreed to notify Parent and the Purchaser orally and in writing of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall thereafter inform Parent on a reasonable basis of the status and content of any discussions or negotiations with such a third party, including any material changes to the terms and conditions thereof. The Merger Agreement also provides that the Company shall, and shall cause its Subsidiaries and affiliates over which it exercises control, and will use best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date of the Merger Agreement, if any, with any parties conducted theretofore with respect to any Takeover Proposal relating to the Company. The Merger Agreement provides that nothing contained in this paragraph will prohibit the Company or the Company Board from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

     As used in the Merger Agreement and herein, 'Takeover Proposal' when used in connection with any Person shall mean any tender or exchange offer involving the capital stock of such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

     Directors' and Officers' Insurance and Indemnification. In the Merger Agreement, Parent agreed that at all times after the Effective Time, it will cause the Surviving Corporation and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an 'Indemnified Party' and collectively the 'Indemnified Parties'), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel, (whenever asserted or claimed) ('Indemnified Liability') based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law. The Merger Agreement provides that Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date of the Merger Agreement (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by the Company and its Subsidiaries for such insurance on the date of the Merger Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The Merger Agreement provides that Parent shall pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this paragraph. The rights under this paragraph are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-laws, other similar organizational documents of the Company or any of its Subsidiaries or the DGCL. The Merger Agreement also provides that the rights under this paragraph shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent will cause the Surviving Corporation and any of its Subsidiaries (or their successors) to keep in effect the provisions of its Certificate of Incorporation or By-laws or similar organizational documents providing for indemnification to the fullest extent provided by law.

     Employee Benefits and Employee Matters. Pursuant to the Merger Agreement, Parent has agreed that, effective as of the Effective Time, the Company will provide to employees of the Company certain payments and benefits, as described below.

     As soon as practicable following the earlier of (A) the Effective Time and
(B) the end of the Company's 1996 fiscal year, the Company will pay, pursuant to the terms of the Company's Economic Value Added Incentive Plan (the 'EVA Plan') as modified by the terms of the Merger Agreement, bonuses for fiscal year 1996, calculated based on the Company's financial results as of February 10, 1996, and annualized to equal a bonus for a 12-month period.

     With respect to executives of the Company listed on a schedule to the Merger Agreement ('Covered Executives'), effective as soon as practicable following the Effective Time (or if later, the date of termination of employment of the Covered Executive), the Company will pay to each Covered Executive severance payments (the 'Severance Payments'), on a bi-weekly basis or at such other intervals as are consistent with Parent's executive payroll practices, based on one of the two formulae set forth below, pursuant to elections made by each Covered Executive prior to the Effective
Time:

          (A) Severance Payments equal to, on an annualized basis, 'Base Pay' (as defined below), continuing for a period of three years with respect to Covered Executives who are listed as Group A Executives ('Group A Executives') on a schedule to the Merger Agreement and for a period of 18 months with respect to Covered Executives listed as Group B Executives ('Group B Executives') on a schedule to the Merger Agreement. For purposes of this provision, 'Base Pay' means the highest base pay paid to the Covered Executive during any one of the 1994, 1995 or 1996 fiscal years, provided that the base pay for the 1996 fiscal year will be calculated on an annualized basis; or

          (B) Severance Payments equal to, on an annualized basis, 'Base Plus Bonus Pay' (as defined below), continuing for a period of two years with respect to Group A Executives, and for a period of one year with respect to Group B Executives. For purposes of this provision 'Base Plus Bonus Pay' means Base Pay plus the amount that would have been paid to the executive under the EVA Plan for fiscal year 1995 as the targeted bonus (the '1995 Target Bonus').

     In lieu of the Severance Payments described in clauses (A) and (B) above, Messrs. Hoven and James P. Mastrian will receive Severance Payments, continuing for three years, equal to, on an annualized basis, Base Plus Bonus Pay.

     The period during which a Covered Executive continues to receive Severance

Payments is hereinafter referred to as the 'Severance Period' for such Covered Executive.

     During the Severance Period, each Covered Executive will continue to receive, at the Company's expense, continuation of benefits described in such Covered Executive's employment agreement with the Company on terms at least as favorable to the Covered Executive as is currently in effect, which benefits may be provided under benefit plans and programs maintained by Parent; provided, however, that to the extent any such Covered Executive receives comparable benefits from, and at the expense of, a subsequent employer, such benefits from the Company will cease.

     Notwithstanding anything in the Merger Agreement to the contrary, the Severance Payments described in clauses (A) or (B) above will be paid to a Covered Executive only if such Covered Executive is actively employed by the Company immediately prior to the Effective Time.

     In the event that a Covered Executive that continues employment with the Company following the Effective Time is terminated prior to the expiration of the Severance Period that would have applied had such Covered Executive been terminated effective as of the Effective Time, then such Covered Executive will be entitled to receive the Severance Payments described above.

     Each employee, other than any Covered Executive, of the Company who is covered by the Company's severance pay plan as in effect on November 1, 1995 (each, a 'Severance-Eligible Employee') and who is employed by the Company immediately prior to the Effective Time and terminated for other than 'Cause,' as defined below, within 12 months following the Effective Time, will be entitled to receive bi-weekly severance payments, consistent with Parent's payroll practices, for a six-month period commencing on such Severance-Eligible Employee's date of termination of employment, equal to, on an annualized basis, such Severance-Eligible Employee's Base Pay; provided, however, that such payments will be reduced (but not below zero), by the amount of compensation such Severance-Eligible Employee receives from a subsequent employer to the extent that such Severance-Eligible Employee is employed during such six-month period.

     For purposes of the Merger Agreement, 'Cause' will mean the conviction of an employee or executive (as the case may be) for the commission of a felony, including the entry of a guilty or nolo contendere plea, any willful, grossly negligent or fraudulent action or inaction by an employee or executive, as the case may be, or the employee's or executive's willful and continued failure to substantially perform an employee's or executive's assigned duties.

     Each Company employee who is (A) covered by the Company's Supplemental Executive Retirement Plan ('SERP') and (B) actively employed by the Company, in either case, immediately prior to the Effective Time (each, a 'SERP Executive') will be eligible to receive benefits under the SERP based on the terms of the SERP, as modified by the terms of the Merger Agreement. For each SERP Executive (i) the amount of service taken into account for purposes of calculating benefits and vesting under the SERP will be equal to the SERP Executive's service with the Company prior to the Effective Time plus the Covered Executive's Severance Period, if any, and (ii) compensation for each SERP Executive for purposes of the SERP will include one-half of the 1995 Target Bonus for such SERP Executive.

     With respect to the eight Executives listed on a schedule to the Merger Agreement, the Company will provide such executives with a cash gross-up payment to make such executives whole for the excise taxes imposed on all benefits and other amounts paid or payable to such executive on account of the transactions contemplated by the Merger Agreement as a result of the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the 'Code'). With respect to all other employees of the Company who are entitled to benefits and other amounts paid or payable to such executive on account of the transactions contemplated by the Merger Agreement as a result of the application of Sections 280G and 4999 of the Code, the Company shall not be obligated to pay or provide to any such employee any payments or benefits to the extent that such payments or benefits would constitute a 'parachute payment' within the meaning of Section 280G(b)(2)(A) of the Code.

     The Company will amend the Company's Employee Stock Purchase Plan to provide that the option period that is in effect as of November 29, 1995 will cease as soon as practicable thereafter.

     The Company will provide outplacement services from a recognized outplacement provider selected by Parent to all employees of the Company as of the Effective Time who were based in Twinsburg, Ohio as of the Effective Time, and are terminated without Cause within one year of the Effective Time.

     In addition, pursuant to the Merger Agreement, employees of the Company who continue to be employed by the Company as of the Effective Time will receive employee benefits comparable to those benefits provided to similarly situated employees of Parent. In addition, with respect to medical benefits provided to continuing employees as of the Effective Time, waiting periods and pre-existing condition requirements under the plans covering the continuing employees will be waived, and these employees will be given credit for any copayments and deductibles actually paid by such employees under the Company's medical plans during the calendar year in which the Closing occurs. Finally, service with the Company will be recognized for purposes of eligibility under Parent's welfare plans as well as for purposes of Parent's programs or policies for vacation pay and sick pay.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, employee benefit plans, insurance, compliance with laws, transactions with affiliates, litigation, absence of default, contracts, tax matters, labor matters, assets, real property, environmental matters, consents and approvals, information in the Proxy Statement/Prospectus, agreements with third party payors, vote required, undisclosed liabilities and the absence of any material adverse change in the Company since June 3, 1995.

     In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, compliance with laws, litigation, absence of default, tax matters, consents and approvals, compliance with laws, financing, information in the Proxy Statement/Prospectus, opinion of financial advisors, undisclosed liabilities and the absence of any material adverse change in the Company since March 4, 1995.

     Conditions to the Merger. The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (i) the Merger Agreement shall have been adopted by stockholders of the Company in accordance with the DGCL; (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; (iii) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and (iv) Parent, the Purchaser or their affiliates shall have purchased the Shares pursuant to the Offer.

     Termination; Fees. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof, (a) by mutual consent of the Board of Directors of Parent and the Company Board, (b) by either the Board of Directors of Parent or the Company Board (i) if Parent or the Purchaser has not purchased Shares in accordance with the terms of the Offer on or prior to April 29, 1996; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligations under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy the conditions to the Offer; provided further, however, that Parent shall not have the right to terminate the Merger Agreement under this clause (i) if Parent or the Purchaser purchases any Shares in connection with the Offer after April 29, 1996; or (ii) if any Governmental Entity (as defined therein) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     The Merger Agreement may be terminated by the Company Board: (i) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have
(A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal, and (B) determined, after having received the oral or written opinion of outside independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) would result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that the Company shall have given Parent and the Purchaser at least thirty-six hours advance actual notice of any termination pursuant to this clause (i) and shall have made the payment referred to in the second following paragraph; or (ii) if prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained therein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries; provided, however, that if any such breach is cured, the Company may not terminate the Merger Agreement pursuant to this clause (ii); or (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (iii) if the Company is in material breach of the Merger Agreement; or (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14 hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (iv) if the Company is in material breach of the Merger Agreement.

     The Merger Agreement may be terminated by the Board of Directors of Parent:
(i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in
Section 14 hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate the Merger Agreement pursuant to this clause (i) if Parent or the Purchaser is in material breach of the Merger Agreement; or (ii) if (A) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or Merger or shall have recommended a Takeover Proposal or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than Parent, the Purchaser or their Subsidiaries (or the Company Board resolves to do any of the foregoing), or (B) prior to the consummation of the Offer, it shall have been publicly disclosed or Parent or the Purchaser shall have learned that any person, entity or 'group' (as that term is defined in Section 13(d)(3) of the Exchange Act) (an 'Acquiring Person'), other than Parent, the Purchaser or the Stockholder, or Magten Asset Management Corporation ('Magten') or FMR Corp. (including any of FMR

Corp.'s affiliates) shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any Shares thereunder, provided that Parent may not terminate the Merger Agreement pursuant to this clause (iii) if Parent or the Purchaser is in material breach of the Merger Agreement.

     If (w) the Company Board shall terminate the Merger Agreement pursuant to clause (i) in the immediately second preceding paragraph hereof, (x) the Board of Directors of Parent shall terminate the Merger Agreement pursuant to clause
(ii)(A) in the immediately preceding paragraph hereof, (y) the Board of Directors of Parent shall terminate the Merger Agreement pursuant to clause
(ii)(B) in the immediately preceding paragraph hereof and within nine months of such termination, an Acquiring Person shall acquire or beneficially own a majority of the then outstanding Shares or shall have obtained representation on the Company Board or shall enter into a definitive agreement with the Company with respect to a Takeover Proposal or similar business combination, or (z) the Board of Directors of Parent shall terminate the Merger Agreement pursuant to clause (i) or clause (iii) of the immediately preceding paragraph, in each case due to (I) a material breach of the representations and warranties of the Company set forth in the Merger Agreement or (II) a material breach of, or failure to perform or comply with, by the Company any material obligation, covenant or agreement contained in the Merger Agreement, then in any such case as described in clause (w), (x), (y) or (z) (each such case of termination being referred to as a 'Trigger Event'), the Company shall pay to Parent (not later than the date of termination of the Merger Agreement in the case of clauses (w),
(x) and (z) above) an amount equal to $45 million.

     Termination of Existing Stockholder Agreements. Pursuant to the Merger Agreement, the Company and the Stockholder entered into a Termination Agreement, dated as of November 29, 1995, providing for the termination of (i) the Stockholder Agreement, dated as of June 1, 1992, between the Stockholder and the Company, and (ii) the Registration Rights Agreement, dated as of June 1, 1992 between the Stockholder and the Company. In addition, pursuant to the Merger Agreement, the Company and Magten, as agent for and on behalf of individual investment advisory clients, entered into a Termination Agreement, dated as of November 29, 1995, providing for the termination of the Registration Rights Agreement, dated as of January 20, 1993, between Magten and the Company.

STOCKHOLDER AGREEMENT

     The following is a summary of the material terms of the Stockholder Agreement. This summary is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and copies of which have been filed as an exhibit to the Schedule 14D-1. The Stockholder Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. Capitalized terms not otherwise defined herein or in the following summaries shall have the meanings set forth in the Stockholder Agreement.

     Tender of Shares. Immediately after the execution of the Merger Agreement, the Purchaser and the Stockholder entered into the Stockholder Agreement. Upon the terms and subject to the conditions of such agreement, the Stockholder has agreed to validly tender (or cause the record owner of such Shares to tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than prior to the expiration of the Offer, 13,102,288 Shares (and together with any Shares acquired by the Stockholder in any capacity after the date thereof and prior to the termination of the Stockholder Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise, the 'Stockholder Shares') Beneficially Owned by the Stockholder, which Shares represent approximately 19.7% of the issued and outstanding Shares. The Stockholder Agreement also provides that the transfer by the Stockholder of the Stockholder Shares to the Purchaser in the Offer will pass to and unconditionally vest in the Purchaser good and valid title to such Shares.

     Voting of Company Common Stock. The Stockholder Agreement provides that during the period commencing on the date of the Stockholder Agreement and continuing until the first to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder will vote (or cause to be voted) the Stockholder Shares held of record or Beneficially Owned by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholder Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) any sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its Subsidiaries; or (C) (1) any change in a majority of the persons who constitute the Company Board; (2) any change in the present capitalization of the Company including any proposal to sell a substantial equity interest in the Company and its Subsidiaries; (3) any amendment of the Company's Certificate of Incorporation or By-laws; (4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1),
(2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Offer, the Merger and the transactions contemplated by the Stockholder Agreement and the Merger Agreement. The Stockholder Agreement further provides that the Stockholder will not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described in the above paragraph.

     Stockholder Covenant.  The Stockholder Agreement provides that, except as contemplated by the Stockholder Agreement, the Stockholder shall not for a period of six months following the termination of the Stockholder Agreement (other than as a result of a breach by Parent or the Purchaser) enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby the Stockholder (i) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the Stockholder Shares other than sales made in open market transactions; (ii) agrees or covenants to vote or to grant a proxy to vote any or all of the Stockholder Shares held of record or Beneficially Owned by the Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares; or (iii) agrees or covenants to tender any or all of the Stockholder Shares held of record or Beneficially Owned by the Stockholder into any tender offer or exchange offer relating to the Stockholder Shares.

     No Solicitation. The Stockholder Agreement provides that the Stockholder will not, and will cause its affiliates and officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of the Stockholder and such affiliates (such affiliates, officers, directors, employees, partners, investment bankers, attorneys, accountants, agents and representatives of any Person are hereinafter collectively referred to as the 'Representatives' of such Person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of the Company or any affiliate or any inquiry with respect thereto, or (ii) in the event of an unsolicited Takeover Proposal for the Company or any affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Takeover Proposal. Notwithstanding the restrictions set forth in this paragraph, any person who is an officer or director of the Company may exercise his fiduciary duties in his capacity as a director or officer of the Company consistent with the terms of the Merger Agreement.

     The Stockholder Agreement also provides that the Stockholder notify Parent and the Purchaser orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any Person of the Stockholder Shares (including, without limitation, the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. The Stockholder has also agreed to, and to cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted theretofore with respect to any Takeover Proposal relating to the Company, other than discussions or negotiations with Parent and its affiliates.

     Distribution of Shares of Parent Common Stock. The Stockholder Agreement provides that upon the consummation of the Merger, the Stockholder shall within 90 days thereafter either distribute the shares of Parent Common Stock to each of the limited partners of Zell/Chilmark Fund, L.P. or sell or otherwise dispose of such shares of Parent Common Stock, in each case in accordance with the governing documents thereto and applicable law; provided that no such sale or other disposition shall be made if immediately following such sale or other disposition the acquiror of such Parent Common Stock, together with the acquiror's affiliates and any members of a group of which the acquiror is a party, would Beneficially Own in the aggregate 4.9% or more of the shares of Parent Common Stock then outstanding.

     Restriction on Transfer, Proxies and Non-Interference. The Stockholder Agreement also provides that, except as otherwise provided in the Stockholder Agreement, the Stockholder will not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit the Stockholder Shares into a voting trust or enter into a voting agreement with respect to the Stockholder Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained in the Stockholder Agreement untrue or incorrect or would result in a breach by the Stockholder of its obligations under the Stockholder Agreement or a breach by the Company of its obligations under the Merger Agreement.

     Termination. Except as otherwise provided therein, the covenants and agreements contained in the Stockholder Agreement with respect to the Stockholder Shares shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms except, that the covenant and agreement set forth in the Stockholder Covenant described in the fifth preceding paragraph shall survive for six months after such termination (other than a termination as a result of a breach by Parent or the Purchaser).

STOCK OPTION AGREEMENT

     The following is a summary of the material terms of the Stock Option Agreement. This summary is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Stock Option Agreement.

     Grant of Stock Option. The Stock Option Agreement provides for the grant by the Company to Parent of an unconditional, irrevocable option (a 'Stock Option') to purchase up to 13,251,010 fully paid and nonassessable Shares at a purchase price of $27.50 per Share (the 'Purchase Price'), or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of exercise of the Stock Option; provided that in no event shall the number of Shares for which the Stock Option is exercisable exceed 19.9% of the Shares issued and outstanding at the time of exercise of the Stock Option (the 'Option Shares').

     Exercise of Stock Option.  The Stock Option Agreement also provides that upon (x) the occurrence of a Trigger Event, or (y) the occurrence of a tender or exchange offer for some or all of the Shares or if a proposal for a Takeover Proposal shall have been publicly proposed to be made or shall have been made by another person or entity, the Stock Option shall become immediately exercisable, in whole or in part, and remain exercisable in whole or in part until the later of (i) the date which is six months after the date the Stock Option first became exercisable and (ii) the fifth business day following expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act') (the 'Option Period').

     Sale of Option Shares. The Stock Option Agreement also provides that if, at any time following the exercise of the Stock Option, Parent will either (i) transfer, sell or otherwise dispose of any or all of the Option Shares, including by means of tender or exchange of any or all of the Option Shares pursuant to a tender or exchange offer involving the capital stock of the Company, or (ii) convert such Option Shares into cash, capital stock, other securities or any other consideration of any third party in a merger, any recapitalization or restructuring or similar business combination transaction (a 'Business Combination Transaction'), Parent will pay to the Company within five days the amount equal to the Profit (as defined below) Parent will receive, if any, pursuant to such Disposition or Business Combination Transaction. 'Profit,' for purposes of this paragraph, will equal (i) the product of (a) the number of Option Shares Parent transfers, sells, tenders, exchanges or otherwise disposes of pursuant to a Disposition or a Business Combination Transaction multiplied by
(b) the excess of the per Share consideration received by Parent pursuant to such Disposition or Business Combination Transaction, valuing any non-cash consideration at its fair market value on the date of such consummation (not including any increase in such aggregate per Share consideration after the date thereof), over the Purchase Price. For purposes hereof, the fair market value of any non-cash consideration shall be the closing price or the last sale price, or, in case no such sale takes place on the day of consummation of such Business Combination Transaction, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such consideration is listed or admitted to trading or, if such consideration is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if not so determinable, the fair value of such consideration on such date will be determined in good faith by the Board of Directors of Parent.

     Adjustment Upon Changes in Capitalization. The Stock Option Agreement provides that in the event of any change in Shares by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of Shares subject to the Stock Option and the Purchase Price shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional Shares are issued or otherwise become outstanding as a result of any such change after the date of the Stock Option Agreement (other than pursuant to the Stock Option Agreement), the number of Shares subject to the Stock Option shall be adjusted so that, after such issuance and together with Shares previously issued pursuant to the exercise of the Stock Option (as adjusted on account of any of the foregoing change in Shares), it equals 19.9% of the number of Shares then issued and outstanding.

     Termination. The Stock Option Agreement will terminate, except as otherwise provided therein, upon the earlier of (i) the consummation of the Merger and (ii) the expiration of the Option Period.

CONFIDENTIALITY AGREEMENT

     The following is a summary of the material terms of the Confidentiality Agreement, dated as of August 17, 1995, between Parent and the Company (the 'Confidentiality Agreement'). This summary is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Confidentiality Agreement.

     Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, to keep confidential certain non-public confidential or proprietary information of the Company furnished to Parent by or on behalf of the Company. The Confidentiality Agreement provides that for a period of eighteen months from the date of the Confidentiality Agreement, except with respect to a business combination with the Company or as otherwise specifically authorized in writing by the Company, neither Parent nor any of its directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), affiliates or controlling persons (collectively, the 'Parent Representatives') will, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other transaction relating to the Company or any affiliate thereof, or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any such affiliate, nor except as aforesaid during such period will Parent or any such Representative as a principal (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of the Company, any direct or indirect options or other rights to acquire any such securities ('Company Securities'), (2) make, or in any way participate in, any solicitation of proxies with respect to any Company Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Company, seek to influence any person with respect to any Company Securities or demand a copy of the Company's list of its stockholders or other books and records relating to holders of Company Securities, (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any Company Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of the Confidentiality Agreement or (4) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, the Company Board or policies or operations of the Company.

     The Merger Agreement provides that any provision in the Confidentiality Agreement which in any manner limits, restricts or prohibits the voting or acquisition of Shares by Parent or any of its affiliates or the representation of Parent's designees on the Company Board or which in any manner would be inconsistent with the Merger Agreement, the Stock Option Agreement or the Stockholder Agreement or the transactions contemplated thereby terminated as of the date of the Merger Agreement. The Merger Agreement further provides that the Company will not take any action that would impede, bar, restrict or otherwise interfere in any manner with Parent's rights under the Stockholder Agreement or the Stock Option Agreement, including, without limitation, Parent's right to exercise the Stock Option.

APPRAISAL RIGHTS

     No appraisal rights are available in connection with the Offer. If only shares of Parent Common Stock are issued in the Merger, then stockholders will not have any appraisal rights. However, if the Merger is consummated and in the event (i) the Alternative Consideration or any Additional Consideration contemplated by the Merger Agreement is applicable or (ii) that Parent elects to pay any Cash Adjustment Amount, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer or the value of the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Phillip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Shares which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under the DGCL (the 'Dissenting Shares'), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, and such Shares shall no longer be Dissenting Shares.

     Appraisal rights cannot be exercised at this time. Stockholders who will be entitled to appraisal rights, if any, in connection with the Merger will receive additional information concerning any available appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

     Stockholders who sell Shares in the Offer will not be entitled to exercise any appraisal rights with respect to Shares purchased but, rather, will receive the Offer Price.

     12. DIVIDENDS AND DISTRIBUTIONS. Except as expressly provided in the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's Subsidiaries to the Company or its Subsidiaries, (ii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date of the Merger Agreement as disclosed in the Merger Agreement or
(iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock. See Section 6.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     If the Purchaser acquires a sufficient number of Shares pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. The Purchaser intends to cause the delisting of the Shares by the NYSE following consummation of the Merger.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ('NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ('NASDAQ') or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently 'margin securities', as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute 'margin securities' for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Shares. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or be eligible for stock exchange listing or NASDAQ reporting.


     14. CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after November 17, 1995 and prior to the acceptance for payment of any Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall be instituted, pending or threatened any action or proceeding by any government or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or the Purchaser or the consummation by Parent or the Purchaser of the Merger, seeking to obtain material damages relating to the Merger Agreement, the Stockholder Agreement, the Stock Option Agreement or any of the transactions contemplated thereby or otherwise seeking to prohibit directly or indirectly the transactions contemplated by the Offer or the Merger, or challenging or seeking to make illegal the transactions contemplated by the Stockholder Agreement, Stock Option Agreement or otherwise directly or indirectly to restrain, prohibit or delay the transactions contemplated by the Stockholder Agreement or the Stock Option Agreement, (ii) seeking to restrain, prohibit or delay Parent's, the Purchaser's or any of their subsidiaries' ownership or operation of all or any portion (other than an immaterial portion), of the business or assets of the Company or its subsidiaries, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion (other than an immaterial portion) of the business or assets of the Company or Parent or their respective subsidiaries, (iii) seeking to impose or confirm material limitations on the ability of Parent, the Purchaser or any of their subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, the Purchaser or any of their subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent, or the Purchaser or any of their subsidiaries of any Shares; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, enforced, entered, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, that, directly or indirectly, results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on the NYSE for a period in excess of three hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any foreign or United States governmental authority or agency on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on November 29, 1995 or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date which are true and correct as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) any party to the Stockholder Agreement or the Stock Option Agreement other than the Purchaser and Parent shall have breached or failed to perform any of its agreements under such agreements or breached any of its representations and warranties in such agreements or any such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and the Purchaser under the Merger Agreement, the Stockholder Agreement or the Stock Option Agreement; or

          (g) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), other than Zell/Chilmark Fund, L.P. or Magten or FMR Corp. (including any of FMR Corp.'s affiliates), Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person, entity or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

          (h) a tender or exchange offer for some or all of the Shares or proposal for a Takeover Proposal shall have been publicly proposed to be made or shall have been made by another person or entity; or

          (i) the Company Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9), its approval or recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

          (j) there shall have occurred any event, change or effect (including the incurrence of any liability of any nature, whether or not accrued, contingent or otherwise) which has individually or in the aggregate, a material adverse effect on or with respect to the financial condition, business, results of operations, assets, liabilities, properties or prospects of the Company and its Subsidiaries;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based upon its review of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. The Company's pharmacists and pharmacy technicians are required to be licensed by the appropriate state board of pharmacy. The Company's stores and certain of the Company's distribution centers are also registered with the Federal Drug Enforcement Administration. Many of the Company's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, the Company may be obligated to obtain certain governmental consents and approvals in order to consummate the Merger. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the 'FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2. Parent expects that on or about December 7, 1995 it will file a Notification and Report Form with respect to the Offer (the 'HSR Filing').

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing of the HSR Filing by Parent. Such filing is expected to be made on or about December 7, 1995, and if such filing is made on December 7, 1995 the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on December 22, 1995, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent is expected to request early termination of the waiting period applicable to the Offer. There can be no assurances, however, that the 15-day waiting period under the HSR Act will be terminated early. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made, or if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     State Takeover Laws.  As a Delaware corporation, the Company is subject to
Section 203 ('Section 203') of the DGCL. Section 203 would prevent an 'Interested Stockholder' (generally defined as a person who owns or has the right to acquire 15% or more of a corporation's voting stock, or an affiliate or associate thereof) from engaging in a 'Business Combination' (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time that such person became an Interested Stockholder unless: (i) prior to such time, the board of directors of the corporation approved the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding stock held by directors who are also officers and by employee stock ownership plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) at or subsequent to such time, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. In accordance with the provisions of Section 203, the Company Board has approved the transactions contemplated by the Merger Agreement, the Stockholder Agreement and the Stock Option Agreement, including the Purchaser's acquisition of Shares pursuant to the Offer. Accordingly, the transactions contemplated by the Merger Agreement, the Stockholder Agreement and the Stock Option Agreement, including the Purchaser's acquisition of Shares pursuant to the Offer, are exempt from the provisions of Section 203.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Certain Litigation. On November 30, 1995, a purported class action entitled Silvert v. Revco D. S., Inc. et al. ('Silvert'), was filed in the Court of Chancery of the State of Delaware, New Castle County, on behalf of the class of all the Company's stockholders. The Silvert complaint named the Company, all of the Company's directors and Parent as defendants. The Silvert complaint alleges that the $27.50 per Share price offered by

Parent in the Offer is insufficient and that the Offer is unfair to the Company's stockholders and represents an attempt by the defendants to enrich themselves at the expense of the plaintiff class. The plaintiff in the Silvert action asserts that defendants violated their fiduciary duties to the Company's stockholders by allegedly failing adequately to evaluate the Company as a potential acquisiton candidate; to take adequate steps to enhance the Company's value as an acquisition candidate; and to create an active and open auction for the Company. The Silvert complaint further alleges that the Stock Option impedes the maximization of Company stockholder value. The Silvert complaint seeks, among other relief, a preliminary and permanent injunction barring defendants from taking any steps to accomplish the proposed Merger at a price that is not fair and equitable to the plaintiffs and enjoining any improper device or transaction which will impede maximization of stockholder value. The Silvert complaint also seeks unspecified damages for losses suffered and to be suffered by the plaintiff class as a result of the acts alleged in the Silvert complaint.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     DLJ is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its acquisition of the Company. Parent has agreed, as compensation for DLJ's services, (i) to pay DLJ a fee of $1,550,000 at the time DLJ notifies the Board of Parent that it is prepared to deliver an opinion as to the fairness of the consideration to be paid by Parent in the Offer and the Merger and (ii) upon the request by DLJ from time to time, to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) and to indemnify DLJ against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. DLJ has delivered to Parent an opinion to the effect that the consideration to be paid by Parent pursuant to the Merger Agreement, taken as a whole, is fair to the stockholders of Parent from a financial point of view. Accordingly, DLJ is entitled to the foregoing fee. Information with respect to the fees payable by the Company to Morgan Stanley, the Company's financial advisor, is set forth in the Schedule 14D-9.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for certain reasonable out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH

INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Company has filed with the Commission the Schedule 14D-9, together with exhibits, setting forth the Company's recommendation of the Board of Directors with respect to the Offer and such other information required to be disseminated to stockholders. The Schedule 14D-1 and Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          OCEAN ACQUISITION CORPORATION

December 4, 1995

                                   SCHEDULE I
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and executive officer of Parent. Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 30 Hunter Lane, Camp Hill, PA 17011. Each such person is a citizen of the United States. Directors are identified by an asterisk.

NAME AND CURRENT           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------  -----------------------------------------------------
Alex Grass*..............  Founder of Parent, Honorary Chairman of the Board of
                           Parent and Chairman of the Board's Executive
                           Committee since March 4, 1995 when he retired as
                           Chairman of the Board and Chief Executive Officer of
                           Parent, positions he held since the founding of
                           Parent. Mr. Grass is also a director of Hasbro Inc.
                           He is the father of Martin Grass.

Martin L. Grass*.........  Chairman of the Board and Chief Executive Officer of
                           Parent since March 4, 1995. Previously, Mr. Grass was
                           President and Chief Operating Officer since April
                           1989, had been Executive Vice President for three
                           years and prior thereto had served as Senior Vice
                           President. Mr. Grass has served with Parent in
                           various capacities since 1978. Mr. Grass has been a
                           member of the Board of Directors since 1982. Mr.
                           Grass is the son of Alex Grass.

Timothy J. Noonan*.......  President and Chief Operating Officer of Parent since
                           March 4, 1995 when he was also appointed as a member
                           of the Board of Directors of Parent. Prior thereto,
                           and for more than five years, Mr. Noonan was
                           Executive Vice President of Parent.

Preston Robert Tisch* ...  Co-Chairman and Co-Chief Executive Officer of Loews
Loews Corporation          Corporation since March 1988. In addition, since
667 Madison Avenue         March 1991, Mr. Tisch has been Chairman of the Board
New York, NY 10021         of the N.Y. Football GIANTS, Inc. From August 1986 to
                           March 1988, Mr. Tisch was Postmaster General of the
                           United States. Prior thereto, Mr. Tisch had been
                           President and Chief Operating Officer of Loews
                           Corporation. Mr. Tisch has been a member of the Board
                           of Directors of Parent since 1988. Mr. Tisch is also

                           a director of Loews Corporation, CNA Financial
                           Corporation, Bulova Watch Co., and Hasbro, Inc.

Franklin C. Brown*.......  Executive Vice President and Chief Legal Counsel of
                           Parent. Prior to Mr. Brown's appointment as Executive
                           Vice President in April 1993, Mr. Brown served as
                           Senior Vice President and General Counsel of Parent.
                           Mr. Brown has been a member of the Board of Directors
                           of Parent since 1981.

Philip Neivert* .........  Private investor whose operations are based in
50 Whitestone Lane         Rochester, New York. Mr. Neivert has been a member of
Rochester, NY 14618        the Board of Directors of Parent since 1969.

Gerald Tsai, Jr.* .......  Chairman, President and Chief Executive Officer of
Tsai Management, Inc.      Delta Life Corporation, a position Mr. Tsai has held
20 Park Avenue             since February 1993. Mr. Tsai had been Chairman of
Suite 3709                 the Executive Committee of the Board of Directors of
New York, NY 10166         Primerica Corporation (formerly American Can Company)
                           from December 1988 until April 1991. Mr. Tsai has
                           been a member of the Board of Directors of Parent
                           since 1987. Mr. Tsai is also a director of NAC Re
                           Corporation, Sequa Corporation and Zenith National
                           Insurance Corp., and is a trustee of Meditrust.

NAME AND CURRENT           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------  -----------------------------------------------------
Leonard Stern* ..........  Chairman of the Board and Chief Executive Officer of
Hartz Group, Inc.          The Hartz Group, Inc. and affiliated companies, since
667 Madison Avenue         1979. Mr. Stern has been a member of the Board of
24th Floor                 Directors of Parent since 1986.
New York, NY 10021

Henry Taub* .............  Honorary Chairman of the Board of Automatic Data
111 DeVriese Court         Processing, Inc. since 1986. Mr. Taub has been a
Tenafly, NJ 07670          member of the Board of Directors of Parent since
                           1984. Mr. Taub is also a director of Hasbro, Inc.

Kevin J. Mann............  Executive Vice President Marketing of Parent since
                           March 4, 1995. Previously, Mr. Mann was the Senior
                           Vice President of Purchasing for Parent, a position
                           he held for more than five years.

Frank M. Bergonzi........  Executive Vice President and Chief Financial Officer
                           of Parent since March 4, 1995. Previously, Mr.
                           Bergonzi was Senior Vice President of Finance for
                           Parent, a position he held for more than five years.


Elliot S. Gerson.........  Senior Vice President

Philip D. Markovitz......  Senior Vice President

Ronald A. Miller.........  Senior Vice President

Robert R. Souder.........  Senior Vice President

Joel F. Feldman..........  Senior Vice President

Dennis J. Bowman.........  Senior Vice President

Wayne Gibson.............  Senior Vice President

Charles R. Kibler........  Senior Vice President

Thomas R. Coogan.........  Senior Vice President

Gerald P. Cardinale......  Vice President

Eric S. Elliott..........  Vice President

Mary A. Verbryke.........  Vice President

W. Michael Knievel.......  Vice President

James E. Krahulec........  Vice President

James O. Lott............  Vice President

Raymond B. McKeeby.......  Vice President

Suzanne Mead.............  Vice President

James M. Talton..........  Vice President

Michael F. Morris........  Vice President

Joseph S. Speaker........  Vice President

I. Lawrence Gelman.......  Vice President and Secretary

Richard J. Varmecky......  Vice President and Treasurer

     Each of the executive officers listed above has served Parent or its subsidiaries in various executive capacities for the past five years, except for the following individuals:

          Mr. Gerson joined Parent as Senior Vice President in November 1995. Prior thereto since May 1993, Mr. Gerson was a partner in the law firm of Bolger Picker Hankin & Tannenbaum and prior thereto he was a partner of the law firm of Wolf, Block, Schorr and Solis-Cohen.


          Mr. Gibson joined Parent as Senior Vice President in June 1994. Prior thereto Mr. Gibson was a partner and director of the Retail and Distribution Practice Group in the Atlanta office of Deloitte & Touche for more than five years.

          Mr. Bowman has held his present position with Parent for two years. Prior thereto Mr. Bowman was a Senior Information Technology Consultant with McKinsey & Company.

          Mr. Talton joined Parent on April 1, 1995 as Vice President of Human Resources. For the year prior thereto, Mr. Talton was a Senior Vice President for Executive Assets Company. Prior thereto Mr. Talton held the position of Director of Employee and Labor Relations for PECO Energy Company since 1989.

          Mr. Varmecky was appointed Vice President and Treasurer of Parent in July 1995. Previously, Mr. Varmecky held the positions of Assistant Vice President and Corporate Controller of Parent for more than five years.

          Ms. Verbryke was appointed Vice President of Category Management, Purchasing of Parent in August 1995. Previously, Ms. Verbryke served as Assistant Vice President of Category Management, Purchasing of Parent.

2. Directors and Executive Officers of the Purchaser. Set forth below is the name and position of each director and officer of the Purchaser. The principal occupation or employment and citizenship of each such person is set forth in
Part 1 of this Schedule I. Each person identified below is employed by the Purchaser and has held such position since the formation of the Purchaser in November 1995. The principal address of the Purchaser and the current business address for each individual listed below is 30 Hunter Lane, Camp Hill, PA 17011. Directors are identified by an asterisk.

                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------  --------------------------------------------------
Martin L. Grass*.........  President
Franklin C. Brown*.......  Secretary and Vice President
Frank M. Bergonzi*.......  Treasurer and Vice President
Elliot S. Gerson.........  Assistant Vice President and Assistant Secretary

                                      I-3

                                                                     SCHEDULE II
                                REVCO D.S., INC.
                            1925 ENTERPRISE PARKWAY
                             TWINSBURG, OHIO 44087

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about December 4, 1995, as part of Parent's Tender Offer Statement on Schedule 14D-1 and Schedule 13D (the 'Schedule 14D-1') to holders of record of the Shares at the close of business on or about November 30, 1995. You are receiving this Information Statement in connection with the possible election of persons designated by Parent to a majority of the seats on the Board of Directors of the Company (the 'Parent Designees'). The Merger Agreement requires the Company to use its best efforts to cause the Parent Designees to be elected to the Board of Directors of the Company under the circumstances described therein. This Information Statement is required by section 14(f) of the Securities Exchange Act of 1934, as amended, (the 'Exchange Act') and Rule 14f-1 thereunder. See 'BOARD OF DIRECTORS AND EXECUTIVE OFFICERS--Right to Designate Directors; Parent Designees.' You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with this Information Statement.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on December 4, 1995. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, January 2, 1996, unless the Offer is extended.

     The information contained in this Information Statement concerning the Company has been furnished to Parent and the Purchaser by the Company, and Parent assumes no responsibility for the accuracy or completeness of such information. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Schedule 14D-1 and the Offer to Purchase to which this Information Statement is attached.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     As of November 29, 1995, the Company had a total of 67,287,990 Shares issued and outstanding, including 700,000 Shares of treasury stock. The Company's By-Laws provide that the business and affairs of the Company will be managed by, or under the supervision of, the Board of Directors, and that the Board of Directors may from time to time fix the number of Directors. The number of Directors is currently twelve. During fiscal year 1995, the Board of Directors held four meetings. All of the Directors, other than Mr. Samuel Zell, attended at least 75% of the meetings of the Board and committees of which they were members. Biographical information regarding each current Director is set forth below. Each member of the Board of Directors will serve until his or her successor is elected by the stockholders or until his or her earlier resignation or removal. Except where indicated below, each member of the Board of Directors has served since June 1, 1992.


RIGHT TO DESIGNATE DIRECTORS; PARENT DESIGNEES

     Pursuant to the Merger Agreement, promptly upon the acceptance for payment of any Shares by Parent or any of its Subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of Directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of Directors on such Board (giving effect to the Directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors or, at the Company's election, secure the resignations of such number of its incumbent Directors as is necessary to enable Parent's Designees to be so elected to the Company's Board, and shall cause Parent's Designees to be so elected to the Company's Board, and shall cause Parent's Designees to be so elected. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Shares are listed. Notwithstanding the foregoing, until the Effective Time, Parent, the Purchaser and the Company shall use their best efforts to retain as a member of the Company Board at least two Directors who are Directors of the Company on the date the Merger Agreement is signed; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, the Parent Designees shall always represent at least a majority of the entire Board of Directors.

     Parent has informed the Company that each of the Parent Designees listed below has consented to act as a Director. It is expected that the Parent Designees may assume office at any time following the purchase by the Purchaser of a majority of the Shares pursuant to the Offer, which purchase cannot be earlier than January 2, 1996, and that, upon assuming office, the Parent Designees will thereafter constitute at least a majority of the Board of Directors of the Company.

PARENT DESIGNEES

     Parent may designate the following individuals to the Board of Directors of the Company. Such individuals's name, age as of the date hereof, present principal occupation or employment and five-year employment history are set forth below.

Alex Grass

     Mr. Grass, age 67, Founder of Parent, has been the Honorary Chairman of the Board and Chairman of the Board's Executive Committee of Parent since March 4, 1995 when he retired as Chairman of the Board and Chief Executive Officer, positions he held since the founding of Parent. Mr. Grass is also a director of

Hasbro Inc. He is the father of Martin Grass.

Martin Grass

     Mr. Grass, age 41, has been Chairman of the Board and Chief Executive Officer of Parent since March 4, 1995. Previously, Mr. Grass was President and Chief Operating Officer since April 1989, had been Executive Vice President for three years and, prior thereto, had served as Senior Vice President. He has served with Parent in various capacities since 1978. He has been a Director of Parent since 1982. He is the son of Alex Grass.

Franklin Brown

     Mr. Brown, age 67, is Executive Vice President and Chief Legal Counsel of Parent. Prior to his appointment as Executive Vice President in April 1993, Mr. Brown served for 13 years as Senior Vice President and General Counsel of Parent. Mr. Brown has been a Director of Parent since 1981.

Frank M. Bergonzi

     Mr. Bergonzi, age 50, is Executive Vice President and Chief Financial Officer of Parent since March 4, 1995. Prior thereto, Mr. Bergonzi served as Senior Vice President of Parent.

Timothy J. Noonan

     Mr. Noonan, age 53, is and has been a Director and President and Chief Operating Officer of Parent since March 4, 1995. Prior thereto, Mr. Noonan was Executive Vice President of Parent.

Elliot Gerson

     Mr. Gerson, age 54, joined Parent as Senior Vice President in November 1995. Prior thereto since May 1993, Mr. Gerson was a partner in the law firm of Bolger Picker Hankin & Tannenbaum and prior thereto he was a partner of the law firm of Wolf, Block, Schorr and Solis-Cohen.

Kevin J. Mann

     Mr. Mann, age 41, is Executive Vice President Marketing of Parent since 1995. Prior thereto, Mr. Mann was Senior Vice President of Parent.

Thomas R. Coogan

     Mr. Coogan, age 40, has been Senior Vice President of Planning of Parent since July 1995. Prior thereto, Mr. Coogan was Vice President and Treasurer of Parent.

BOARD OF DIRECTORS OF THE COMPANY

Carl A. Bellini


     Mr. Bellini, age 61, was selected, effective August 1, 1994, by the Board of Directors to become a member of the Board to fill a vacancy. Mr. Bellini was elected Executive Vice President and Chief Operating Officer of the Company on October 13, 1993. From August 18, 1992 to October 13, 1993, Mr. Bellini served as Executive Vice President of Marketing and Stores of the Company. From approximately December 1991 to April 1992, Mr. Bellini served as Acting Chief Operating Officer of Standard Brands Paint Co., which filed a bankruptcy proceeding in March 1992 and emerged from bankruptcy during 1993. From June 1989 until June 1991, Mr. Bellini served as President and Chief Operating Officer of Erol's, Inc., a video and electronics chain based in Washington, D.C. From December 1987 to June 1989, Mr. Bellini served as Executive Vice President of Store Operations for the Company.

Livio M. Borghese

     Mr. Borghese, age 56, is Chairman of Curtis Industries, Inc., a national distributor of hardware products, chemicals and automotive replacement parts and a manufacturer and distributor of security products. He was with Bear Stearns & Co. from 1968 to 1988, ending as Senior Managing Director and Member of the Executive Committee. Mr. Borghese was Chairman of International Corporate Finance at Prudential-Bache Securities in 1989. He presently owns a company engaged in international trading and investments and is a board member of OMI Corp., the United Kingdom Corp. and Noel Group, Inc.

Rod F. Dammeyer

     Mr. Dammeyer, age 55, is, and since 1985 has been, President and a director of Itel Corporation ('Itel'), a holding and distribution company, and is, and since 1993 has been, Chief Executive Officer of Itel. Mr. Dammeyer is also a director of Great American Management and Investment Inc. (where he has also served, since February 1994, as President and Chief Executive Officer), Capsure Holdings Corp., ANTEC Corporation, Jacor Communications, Inc., Lukens Inc., The Vigoro Corporation, Falcon Building Products, Inc., and a trustee of Van Kampen Merritt closed-end mutual funds and Series Trust. Mr. Dammeyer is an indirect limited partner of the general partner of Zell/Chilmark Fund, L.P. ('Zell/Chilmark'). Mr. Dammeyer was selected, effective December 15, 1992, by the Board of Directors to become a member of the Board to fill a vacancy.

Talton R. Embry

     Mr. Embry, age 48, is, and since 1978 has been, Managing Director and Chief Investment Officer of Magten Asset Management Corporation ('Magten'), which he established and which is an investment advisory firm. Mr. Embry is also a director of Capsure Holdings Corp., Varco International Inc. ('Varco'), TSX Corporation, Combined Broadcasting, Inc., BDK Holdings, Inc. and Thermodyne Holdings Corp. Mr. Embry and Mr. Zell were elected on July 27, 1992, as Co-Chairmen of the Board of Directors of the Company.

Ben Evans

     Mr. Evans, age 66, was a partner of Ernst & Whinney, now Ernst & Young, until his retirement in 1989. Mr. Evans was an audit partner supervising the audits of companies in many diverse industries with heavy concentration in apparel, retailing and commercial finance. From 1978 through 1989, Mr. Evans was a member of Ernst & Whinney's corporate financial services group concentrating on bankruptcy assignments generally on behalf of unsecured creditors committees, with special emphasis in the apparel, retailing, food, drug and pharmaceutical industries. Since 1989, Mr. Evans has been a consultant for the firm of Ernst & Young in their corporate financial services group continuing work in the bankruptcy area. Mr. Evans is also a director of Jamesway Corporation, Kash n' Karry Food Stores, Inc. and Megafoods Stores, Inc.

John V. Guttag

     Dr. Guttag, age 46, is Professor of Computer Science and Engineering at the Massachusetts Institute of Technology ('MIT'). Since his arrival at MIT in 1979, Dr. Guttag has headed the Laboratory for Computer Science's Systematic Program Development Group and currently is Associate Department Head for Computer Science of the Electrical Engineering and Computer Science Department. Dr. Guttag is a member of the governing council of the School of Engineering and a member of the Executive Committee of the Laboratory for Computer Science at MIT. Dr. Guttag is also a director of the Computing Research Association. Dr. Guttag was selected, effective March 23, 1994, by the Board of Directors to become a member of the Board to fill a vacancy.

D. Dwayne Hoven

     Mr. Hoven, age 54, was elected Chief Executive Officer of the Company effective August 1993 and was elected President of the Company in July 1992. From July 1992 to August 1993, Mr. Hoven served as Chief Operating Officer of the Company. From December 1991 to July 1992, Mr. Hoven served as Executive Vice President, Marketing and Stores of the Company. From June 1992 to July 1992, Mr. Hoven served as a member of the interim office of the President of the Company. From July 1989 to December 1991, Mr. Hoven served as Executive Vice President of Stores of the Company. From January 1988 to June 1989, Mr. Hoven served as Senior Vice President of Distribution of the Company. Mr. Hoven was the sole shareholder, Chairman of the Board and Chief Executive Officer of Davis-Dyer Supply Co., a wholesale distributor, from prior to June 1986 to December 1987. Mr. Hoven is also a director of OfficeMax, Inc. Mr. Hoven was selected, effective August 27, 1992, by the Board of Directors to become a member of the Board to fill a vacancy.

Walter B. Reinhold

     Mr. Reinhold, age 70, is Chairman of the Board of Varco, a company engaged in the business of manufacturing oil and gas well drilling equipment and machinery, drilling rig instrumentation and blow out prevention equipment. He has been with Varco since 1949 and was Chief Executive Officer from 1979 to April 1991, and prior thereto he served as Executive Vice President of Varco. Mr. Reinhold is a standing member of the American Petroleum Institute, Stanford Associates, and the Society of Petroleum Engineers. He is a director of the Amdahl Corporation, the National Ocean Industries Association and the Petroleum Equipment Suppliers Association and a trustee for the City of Hope.


Sheli Z. Rosenberg

     Ms. Rosenberg, age 53, is, and since 1991 has been, a director of American Classic Voyages Co. and Vice President and Assistant Secretary of American Classic Voyages Co. since 1990 and 1991, respectively; is, and since 1980 has been, a member of Rosenberg & Liebentritt, P.C.; is, and since 1984 has been, a director of Great American Management and Investment, Inc., a diversified company with interests in manufacturing, agricultural, chemicals and fertilizers and financial services; is, and since 1985 has been, a director, Vice President and General Counsel of Capsure Holdings Corp., a company engaged in the business of specialty property and casualty insurance; is, and since 1994 has been, President and Chief Executive Officer, and from 1980, a director and Executive Vice President of Equity Financial and Management Company and Equity Group Investments, Inc.; and is, and from January 1994 until March 1995, a director of CFI Industries, Inc., a company engaged in the business of manufacturing thermoformed plastic packaging. Ms. Rosenberg is also a director of Eagle Industries, Inc., Anixter International Inc., Jacor Communications, Inc., Falcon Building Products, Inc. and The Vigoro Corporation, and a trustee of Equity Residential Properties Trust. Ms. Rosenberg has been Vice President of First Capital Benefits Administrators, Inc. ('First Capital') since July 1987. First Capital filed a petition under the federal bankruptcy laws on January 3, 1995. Ms. Rosenberg is an indirect limited partner of the general partner of Zell/Chilmark. Prior to October 4, 1991, Ms. Rosenberg was Vice President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on November 8, 1991. Ms. Rosenberg was selected, effective March 23, 1994, by the Board of Directors to become a member of the Board to fill a vacancy.

David M. Schulte

     Mr. Schulte, age 49, is, and since mid-1990 has been, one of two individuals (the other being Mr. Zell) who act as general partners of the general partner of Zell/Chilmark, a limited partnership with capital commitments in excess of $1,000,000,000 formed to invest in and provide capital and management support to companies that are engaged in or are the appropriate subject of significant recapitalizations or corporate restructurings, both in and out of the bankruptcy process. Since 1984, Mr. Schulte has been managing general partner of Chilmark Partners, L.P., a merchant banking firm that has specialized in providing corporate and investment banking advice to companies on the restructuring of their business in conjunction with recapitalizations, although he currently devotes all of his time to the affairs of Zell/Chilmark. Mr. Schulte is also a director of Jacor Communications, Inc. (where he also serves as Chairman of the Board), and Sealy Corporation.

Thomas O. Thorsen

     Mr. Thorsen, age 64, has been a director of The Travelers Corporation, now known as The Travelers Group ('Travelers'), a multiline insurance, financial and health services institution, since 1987. Prior to his retirement in May 1992, Mr. Thorsen was Vice Chairman of the Board of Travelers since 1990. He was Vice Chairman and Chief Financial Officer from 1990 to 1991. Prior thereto, he was Executive Vice President and Chief Financial Officer from 1984 to 1990. Before joining Travelers, Mr. Thorsen served thirty-one years with General Electric Company in various financial positions, including Senior Vice President and Chief Financial Officer from 1980 to 1984. Mr. Thorsen is a director of Iowa Select Farms, Inc. and a member of the advisory committee of Iowa Select Farms, L.P., entities engaged in large scale hog production. He is also a director of PGA Golf Properties, Inc., an affiliate of the PGA of America involved in the development and ownership of golf facilities.

Samuel Zell

     Mr. Zell, age 54, is, and since 1981 has been, Chairman of the Board of Equity Financial and Management Company and, since 1986 has been Chairman of the Board of Equity Group Investments, Inc., two privately owned affiliated investment and management companies; is, and since mid-1990 has been, the other individual (along with Mr. Schulte) who acts as a general partner of the general partner of Zell/Chilmark; is, and since 1985 has been, Chairman of the Board of Anixter International Inc., a company engaged in the distribution of wiring systems products; is, and since 1983 had been, Chairman of the Board, and from 1990 through 1993 has been Chief Executive Officer and President, of Great American Management and Investment, Inc., a diversified company with interests in manufacturing, agricultural, chemicals and fertilizers and financial services; from 1987 has served as Chairman of the Board and Chief Executive Officer of Capsure Holdings Corp., a company engaged in the business of specialty property and casualty insurance; is, and since 1993 has been Chairman of the Board of Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust; and is Chairman of the Board and Chief Executive Officer, and from 1993 to March 31, 1995 had served as Co-Chairman of the Board, of Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust. Mr. Zell is a member of the board of directors of American Classic Voyages Co. (where he has served as Chairman of the Board since August 1993), Sealy Corporation, The Vigoro Corporation, Quality Food Centers, Inc. and Falcon Building Products, Inc., where he has served as Chairman of the Board since 1994. Prior to October 4, 1991, Mr. Zell was President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on November 8, 1991. Mr. Zell and Mr. Embry were elected on July 27, 1992, as Co-Chairmen of the Board of Directors of the Company.

COMMITTEES OF THE BOARD

     The Company's By-Laws provide that the Board may designate one or more committees to exercise certain powers and authority of the Board of Directors. The Board of Directors committees are as follows: the Executive Committee, the Audit Committee, the Human Resources Committee and the Pension Administration/Investment Committee. Each committee consists of one or more of the Directors of the Company, as determined by the Board.

     Messrs. Embry (Chairman), Hoven and Zell have been appointed by the Board of Directors to constitute the Executive Committee of the Board of Directors. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors, except to the extent restricted by the General Corporation Law of the State of Delaware (the 'DGCL'). The Executive Committee met once during the fiscal year 1995.

     The Audit Committee, which met three times during the fiscal year 1995, consists of Messrs. Evans, Guttag, Reinhold, Schulte and Thorsen (Chairman). The Audit Committee's responsibilities include the following: (i) satisfying itself that the Company's internal control system is effective and sufficient to safeguard the assets of the Company and permit the issuance of reliable financial reports for both internal and external purposes; (ii) reviewing the Company's accounting principles and practices and approving changes that are expected to have a significant impact on the Company's current or future financial statements; (iii) satisfying itself that the Company's financial statements present fairly the Company's financial condition and the results of its operations; (iv) satisfying itself as to the adequacy of the Company's financial statement disclosure; and (v) serving as an informed voice on the Board of Directors in evaluating and supporting the financial, accounting and internal audit functions of the Company.

     The Human Resources Committee, which met twice during the fiscal year 1995, consists of Messrs. Dammeyer, Embry (Chairman) and Evans and Ms. Rosenberg. The Human Resources Committee's responsibilities include the following: (i) reviewing and approving the Company's executive compensation structure and overall benefits program; (ii) administering certain of the Company's benefit plans; (iii) monitoring the performance and succession of senior management and recommending improvements when and as necessary; and (iv) providing for orderly continuity (including by recommending Director nominees to the full Board) of membership on the Board of Directors and its Committees.

     The Pension Administration/Investment Committee, which met once during the fiscal year 1995, consists of Messrs. Borghese, Dammeyer (Chairman) and Schulte. The Pension Administration/Investment Committee's responsibilities include the following: (i) administering the Revco D.S., Inc. Retirement Income Plan and Trust (the 'Retirement Plan'), as amended, in a nondiscriminatory manner for the exclusive benefit of participants and their beneficiaries, as required by the Retirement Plan documents and applicable law; and (ii) administering the 401(k) Savings Plan of Revco D.S., Inc., as amended (the 'Pension Plan'), in a nondiscriminatory manner for the exclusive purpose of providing benefits to the members and their beneficiaries, in accordance with the Savings Plan documents and applicable law.

COMPENSATION OF THE BOARD

     Only Directors of the Company who are Company employees are eligible to participate in the Company's profit sharing, management incentive or pension plans, except that, under the Pension Plan, Directors who were covered by the Pension Plan as Company employees with vested rights retain such vested rights.

     Only Directors of the Company who are not Company employees are paid fees or remuneration for services on the Board or on any committee of the Board. Such fees consist of an annual stipend of $30,000 for each Director plus $1,000 for each committee member, other than the committee chairman, or $1,250 for the committee chairman, for each committee meeting attended on a date on which no Board meeting is scheduled. The annual stipend is paid in equal quarterly payments which are subject to a $1,000 reduction for each missed Board meeting.

Directors also receive payment of travel and lodging expenses in connection with their attendance at Board and committee meetings.

     Pursuant to the terms of the Company's 1992 Non-Employee Directors' Stock Option Plan, as amended (the 'Directors' Plan'), current and future non-employee Directors of the Company other than Messrs. Zell, Embry and Schulte are eligible to receive grants of non-qualified stock options. The current non-employee Directors eligible to receive stock options under the Directors' Plan are Messrs. Borghese, Dammeyer, Evans, Guttag, Reinhold and Thorsen and Ms. Rosenberg. On July 27, 1992, each of the Directors identified above (other than Messrs. Dammeyer and Guttag and Ms. Rosenberg) as being eligible to receive options under the Directors' Plan, as well as one former Director who was a Director on July 27, 1992, was granted an option to purchase 10,000 Shares at the fair market value on the date of grant. Mr. Dammeyer was granted, on December 15, 1992, an option to purchase 10,000 Shares at the fair market value on the date of grant. Mr. Guttag and Ms. Rosenberg were each granted, on March 21, 1994, an option to purchase 10,000 Shares at the fair market value on the date of grant. On July 27, 1993, July 27, 1994 and July 27, 1995, each eligible Director (other than Mr. Guttag and

Ms. Rosenberg), and on March 21, 1995, each of Mr. Guttag and Ms. Rosenberg, was granted an option to purchase 5,000 Shares at the fair market value on the date of grant.

PROCEEDINGS RELATING TO DIRECTORS

     On September 9, 1993, Mr. Embry and Magten, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission (the 'Commission'), consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Company Advisors Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The Commission's complaint alleged principally that Mr. Embry failed to advise clients of certain personal trades relevant to clients' holdings, to obtain certain consents required under applicable law in connection therewith and to comply with certain reporting requirements. The complaint did not involve the securities of the Company. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

     During fiscal year 1994, Mr. Thorsen consented, without a hearing and without admitting or denying the matters set forth therein, to the issuance of an order of the Commission, and to the entry of the findings and imposition of the remedial sanctions set forth therein. The matters covered by the order have no relationship either to the Company or its securities.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names and ages of all executive officers of the Company as of November 29, 1995. Each executive officer will serve until his successor is selected by the Board of Directors or until his earlier resignation or removal. There are no family relationships among these officers.

NAME AND AGE                                        POSITION
-------------------------------  -----------------------------------------------
D. Dwayne Hoven, 54............  President, Chief Executive Officer, and a
                                 Director
Carl A. Bellini, 61............  Executive Vice President, Chief Operating
                                 Officer, and a Director
James J. Hagan, 36.............  Executive Vice President--Finance and Chief
                                 Financial Officer
James P. Mastrian, 53..........  Executive Vice President of Marketing
Douglas W. Coffey, 54..........  Senior Vice President of Human Resources
Edwin R. Gropp, Jr., 48........  Senior Vice President of Information Systems
Clarence D. Nichols, 49........  Senior Vice President, Store Operations
Jack A. Staph, 50..............  Senior Vice President, Secretary and General
                                 Counsel
Dante R. Barone, 52............  Vice President, Pharmacy Marketing
Charles W. Breckenridge, 53....  Vice President of Control Support Services
Brian P. Carney, 35............  Vice President and Controller
Ware H. Grove, 45..............  Vice President and Treasurer
Wilson A. Lester, 44...........  Vice President, Distribution and Transportation
Richard M. Mergo, 50...........  Vice President, Store Operations
Robert T. Raaf, 49.............  Vice President of Taxes
Jay E. Ross, 43................  Vice President, Merchandising
Bruce E. Schwallie, 41.........  Vice President, Marketing
Robert A. Tamplin, 48..........  Vice President, Store Operations
Robert I. Thompson, 42.........  Vice President, Professional Operations
George T. Watt, 51.............  Vice President, Managed Care
Hanley H. Wheeler, III, 37.....  Vice President, Store Operations
Paul N. Harris, 37.............  Assistant Secretary
Gregory G. Wilson, 47..........  Assistant Controller--Financial Planning

     D. Dwayne Hoven was elected Chief Executive Officer of the Company effective August 1993 and was elected President of the Company in July 1992. From July 1992 to August 1993, Mr. Hoven served as Chief Operating Officer of the Company. From December 1991 to July 1992, Mr. Hoven served as Executive Vice President, Marketing and Stores of the Company. From June 1992 to July 1992, Mr. Hoven served as a member of the interim office of the President of the Company. From July 1989 to December 1991, Mr. Hoven served as Executive Vice President of Stores of the Company. From January 1988 to June 1989, Mr. Hoven served as Senior Vice President of Distribution for the Company. Mr. Hoven is also is a director of Office Max, Inc. Mr. Hoven was the sole shareholder, Chairman of the Board and Chief Executive Officer of Davis-Dyer Supply Co., a wholesale distributor, from prior to June 1986 to December 1987. Mr. Hoven was selected, effective August 27, 1992, by the Board of Directors to become a member of the Board to fill a vacancy.

     Carl A. Bellini was elected Executive Vice President and Chief Operating Officer of the Company on October 13, 1993. From August 18, 1992 to October 13, 1993, Mr. Bellini served as Executive Vice President of Marketing and Stores of the Company. From approximately December 1991 to April 1992, Mr. Bellini served as Acting Chief Operating Officer of Standard Brands Paint Co., which filed a bankruptcy proceeding in March 1992 and emerged from bankruptcy during 1993. From June 1989 until June 1991, Mr. Bellini served as President and Chief Operating Officer of Erol's, Inc., a video and electronics chain based in Washington, D.C. From December 1987 to June 1989, Mr. Bellini served as Executive Vice President of Store Operations of the Company. Mr. Bellini was selected, effective August 1, 1994, by the Board of Directors to become a member of the Board to fill a vacancy.

     James J. Hagan was elected Executive Vice President--Finance and Chief Financial Officer of the Company on August 8, 1995. From July 1993 to August 1995, Mr. Hagan served as Senior Vice President, Real Estate of the Company. From September 1988 to July 1993, Mr. Hagan was Vice President and Treasurer of the Company. From May 1987 to September 1988, Mr. Hagan was Assistant Treasurer of the Company. From prior to June 1986 to May 1987, Mr. Hagan served as Director, Treasury Services, of A&P.

     James P. Mastrian was elected Executive Vice President of Marketing of the Company in July 1994. From June 1992 to July 1994, Mr. Mastrian served as Senior Vice President, Marketing of the Company. From September 1990 to June 1992, Mr. Mastrian served as Vice President and General Manager, Marketing of the Company. From March 1990 to September 1990, Mr. Mastrian served as Executive Vice President of Milo Corp., a wholesaler and retailer of professional beauty and barber products. From October 1989 to March 1990, Mr. Mastrian was President and Chief Operating Officer of SuperX Drug Company of Arizona. From July 1987 to October 1989, Mr. Mastrian was Senior Vice President, Merchandising and Marketing of the Sherwin-Williams Company Paint Stores Group. Before July 1987, Mr. Mastrian was employed by Gray Drug Fair, a division of Sherwin-Williams Company, and served as President and General Manager of Gray Drug Fair from prior to June 1986 to July 1987.

     Douglas W. Coffey was elected Senior Vice President of Human Resources of the Company in July 1993. For five years prior to July 1993, Mr. Coffey served as Senior Vice President of Human Resources of Burdine's Department Stores, a division of Federated Department Stores.

     Edwin R. Gropp, Jr. was elected Senior Vice President, Information Systems of the Company in July 1993. For more than five years prior to July 1993, Mr. Gropp was employed most recently as Group Vice President of Management Services of Ralphs Grocery Company, a grocery chain based in Compton, California.

     Clarence D. Nichols was elected Senior Vice President, Store Operations, of the Company in June 1992. From November 1987 to June 1992, Mr. Nichols served as Regional Vice President for the Company's southern region. From August 1986 to November 1987, Mr. Nichols served as a regional merchandise manager for the Company.


     Jack A. Staph has been the Company's Senior Vice President, Secretary and General Counsel since December 1986 and served as a member of the interim office of the President of the Company from June 1992 to July 1992. Mr. Staph had been continuously employed as a member of the Company's in-house legal staff for more than ten years prior to June 1986.

     Dante R. Barone was elected Vice President, Pharmacy Marketing of the Company in May 1989. From March 1988 to May 1989, Mr. Barone served as divisional Vice President of Pharmacy Marketing of the

Company. From prior to June 1986 to March 1988, Mr. Barone was a senior buyer for Walgreen Drug Co., a drugstore chain with retail store locations throughout the United States.

     Charles W. Breckenridge was elected Vice President, Control Support Services of the Company in June 1992. Mr. Breckenridge served as the Company's director of internal audit from August 1989 to June 1992. From February 1986 to August 1989, Mr. Breckenridge served as Director of Business Investigation Services at the public accounting firm of Coopers & Lybrand.

     Brian P. Carney was elected Vice President and Controller of the Company in June 1992. From October 1989 to June 1992, Mr. Carney served as the Company's director of general accounting. Prior to October 1989, Mr. Carney was a manager with the public accounting firm of Arthur Andersen & Co. (now known as Arthur Andersen LLP).

     Ware H. Grove was elected Vice President and Treasurer of the Company in August 1994. From March 1991 to July 1994, Mr. Grove was Vice President and Treasurer of Computerland Corporation (renamed Vaastar in March 1994), a distributor and reseller of personal computers and related services. Prior to that, Mr. Grove served as Assistant to the President and Assistant Treasurer for Manville Corporation, a manufacturer of building materials and paper products.

     Wilson A. Lester was elected Vice President, Distribution and Transportation of the Company in August 1995. From December 1993 to August 1995, Mr. Lester served as senior vice president of logistics of Fabri-Centers, Inc. From June 1990 to December 1993, Mr. Lester served as senior vice president of distribution for Phar-Mor, Inc.

     Richard M. Mergo was elected Vice President, Store Operations of the Company in March 1995. Mr. Mergo served as a regional Vice President of the Company from 1986 to March 1995.

     Robert T. Raaf assumed duties as Vice President of Taxes of the Company in July 1994. From July 1993 to July 1994, Mr. Raaf served as Vice President and Treasurer of the Company. From September 1989 to July 1993, Mr. Raaf was Vice President, Tax of the Company. For more than three years prior to September 1989, Mr. Raaf was a tax partner with Arthur Andersen & Co. (now known as Arthur Andersen LLP).

     Jay E. Ross was elected Vice President, Merchandising of the Company in

March 1995. Mr. Ross has been continuously employed by the Company since 1969, most recently as director of merchandising.

     Bruce E. Schwallie was elected Vice President, Marketing of the Company in March 1995. From February 1991 until March 1995, Mr. Schwallie served in various capacities within the Company's marketing department, most recently as divisional merchandise manager. From September 1990 until January 1991, Mr. Schwallie was employed by RDS Acquisition Corp. in Phoenix, Arizona, where he served as director of merchandising.

     Robert A. Tamplin was elected Vice President, Store Operations of the Company in March 1995. Mr. Tamplin has been continuously employed by the Company for more than 25 years, most recently as a regional Vice President.

     Robert I. Thompson was elected Vice President, Professional Operations of the Company in March 1995. Mr. Thompson has been continuously employed by the Company since 1978, most recently as regional director of pharmacy operations.

     George T. Watt was elected Vice President, Managed Care of the Company in August 1995. Mr. Watt served as a Vice President of the Company from August 1994 until August 1995. From November 1986 until August 1994, Mr. Watt was employed by Thrift Drug Corporation, where he served as Vice President of Sales and Client Service for Thrift Drug's subsidiary, TDI Managed Care Services, Inc.

     Hanley H. Wheeler, III was elected Vice President, Store Operations of the Company in March 1995. Mr. Wheeler has been continuously employed by the Company since 1981, most recently as regional director of operations.

     Paul N. Harris was elected Assistant Secretary of the Company in July 1993. From prior to May 1989 to July 1993, Mr. Harris served as Senior Counsel for the Company.

     Gregory G. Wilson was elected Assistant Controller-Financial Planning of the Company in June 1992. From February 1988 to June 1992, Mr. Wilson served as director of financial planning and analysis of the Company, and from prior to June 1986 to February 1988, he served as director of investor relations of the Company.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth information regarding the stock ownership as of November 16, 1995 of all Directors of the Company, all Directors and officers as a group, and all persons who are known by the Company to own beneficially more than 5% of the Shares. Each holder of Shares is entitled to one vote for each Share owned.

NAME                                     NUMBER OF SHARES              PERCENTAGE
---------------------------------------- ----------------              ----------
FMR Corp. ..............................     9,450,822(1)              14.20%(1)
  82 Devonshire Street
  Boston, Massachusetts 02109

General Motors Investment...............     3,107,603(2)               4.70%(2)
  Management Corporation
  767 Fifth Avenue
  New York, New York 10153

Magten Asset Management Corporation.....     6,928,300(3)              10.40%(3)
  35 East 21st Street
  New York, New York 10010

Zell/Chilmark Fund, L.P.................    13,102,288(4)              19.70%(4)
  Two North Riverside Plaza,
  Suite 1500
  Chicago, Illinois 60606

Directors:
  Carl A. Bellini.......................       136,086(5)                 *  (5)
  Livio M. Borghese.....................        21,199(6)                 *  (6)
  Rod F. Dammeyer.......................        22,025(7)                 *  (7)
  Talton R. Embry.......................     7,278,449(8)              10.93%(8)
  Ben Evans.............................        32,624(9)                 *  (9)
  John V. Guttag........................        15,521(10)                *  (10)
  D. Dwayne Hoven.......................       325,214(11)                *  (11)
  Walter B. Reinhold....................        26,310(12)                *  (12)
  Sheli Z. Rosenberg....................         7,169(13)                *  (13)
  David M. Schulte......................    13,102,288(4)              19.70%(4)
  Thomas O. Thorsen.....................        22,042(14)                *  (14)
  Sam Zell..............................    13,102,288(4)              19.70%(4)

Named Executive Officers:
  D. Dwayne Hoven.......................       325,214(11)                *  (11)
  Carl A. Bellini.......................       136,086(5)                 *  (5)
  Gregory K. Raven......................       200,392(15)                *  (15)
  Jack A. Staph.........................       104,906(16)                *  (16)
  James P. Mastrian.....................        95,459(17)                *  (17)

All Directors and officers as a
  group (34 individuals)................    21,736,491(4)(5)(6)(7)(8)  32.64%(4)(5)(6)(7)(8)(9)(10)
                                                      (9)(10)(11)(12)        (11)(12)(13)(14)(15)(16)
                                                      (13)(14)(15)(16)       (17)(1)(18)(19)
                                                      (17)(18)(19)

------------------
  *  Less than 1%

 (1) Based on a Statement on Schedule 13G, dated February 13, 1995, filed by FMR Corp., a corporation organized under the laws of the Commonwealth of Massachusetts. In its filing, FMR Corp. states that: Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
     8,862,866 Shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 563,422 Shares as a result of its serving as investment manager of institutional accounts; and Fidelity International Limited, a Bermudian joint stock company incorporated for an unlimited duration by private act of the Bermuda legislature, is the beneficial owner of 24,534 Shares.

 (2) Based on a Statement on Schedule 13G, dated April 28, 1994, filed by General Motors Investment Management Corporation ('GMIMCo'), a corporation organized under the laws of the State of Delaware. In its filing, GMIMCo states that it is registered as an investment adviser under the Investment Advisers Act of 1940 and that its principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation ('GM') and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo also states that it has the responsibility to select and terminate investment managers with respect to such plans and, in this regard, three such retained managers, one of whom is Magten, manage the Shares to which this footnote relates on a discretionary basis (including with respect to voting and investment power). GMIMCo states that, in view of its authority to terminate such managers, the information in the Schedule 13G was provided.

 (3) Magten has beneficial ownership of an aggregate 6,928,300 Shares. Investment advisory clients of Magten beneficially own all of the Shares shown as beneficially owned by Magten (collectively, the 'Investment Advisory Shares'). Magten has shared dispositive power with respect to all of the Shares beneficially owned by the clients, shared voting power with respect to 5,009,209 of these Shares and no voting power with respect to 1,919,091 of these Shares. Magten may be deemed to be the beneficial owner of the Investment Advisory Shares because Magten's investment advisory contracts with its investment advisory clients grant it the power to vote and dispose of such Shares. Magten has declared that pursuant to Rule 13d-4 promulgated under the Exchange Act, the filing by it of its Schedule 13D shall not be construed as an admission that it is the beneficial owner of those Shares.

 (4) All of these Shares are owned by Zell/Chilmark. Zell/Chilmark is a Delaware limited partnership. The general partner of Zell/Chilmark is ZC Limited Partnership, an Illinois limited partnership whose sole business is to act as general partner of and manage the investment of the capital of Zell/Chilmark. The sole general partner of ZC Limited Partnership is ZC Partnership, a Delaware general partnership, the sole partners of which are ZC, Inc., an Illinois corporation wholly-owned and controlled by Mr. Zell, and CZ Inc., a Delaware corporation wholly-owned and controlled by Mr. Schulte. Mr. Zell and Mr. Schulte are Directors of the Company. Under the regulations of the Commission, Mr. Zell and Mr. Schulte may be deemed to be the beneficial owners of all of the Shares which are beneficially owned by Zell/Chilmark. Mr. Zell and Mr. Schulte disclaim beneficial ownership of the Shares beneficially owned by Zell/Chilmark.

 (5) Consists of (i) 35,216 Shares held by Mr. Bellini individually; (ii) 1,305 Shares held by Mr. Bellini's son who resides with him; and (iii) 99,565 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Company's Long-Term Incentive Plan. Mr. Bellini disclaims beneficial ownership of the Shares referred to in (ii) above.

 (6) Consists of (i) 6,353 Shares held by Mr. Borghese individually; and (ii) 14,846 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

 (7) Consists of (i) 22,025 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

 (8) Mr. Embry, as sole stockholder and a Managing Director of Magten, may be deemed to beneficially own all the Shares beneficially owned by Magten, as described in footnote (3) above. In addition, Mr. Embry owns directly 1,413 Shares. Mr. Embry has sole voting and dispositive power with respect to the 1,413 Shares owned directly by him. Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten, including himself (the 'Pension Trusts'), also has sole voting and dispositive power

                                              (Footnotes continued on next page)

(Footnotes continued from previous page) with respect to 338,320 Shares owned by such trusts (collectively, the 'Pension Trust Shares'). Mr. Embry, as trustee for three trusts for members of his family (the 'Family Trusts'), has sole voting and investment power with respect to 8,061 Shares (collectively, the 'Family Trust Shares'). Mr. Embry, as custodian for his son, has sole dispositive and voting power with respect to 942 Shares, and may be deemed under Section 13(d) of the Exchange Act to have beneficial ownership of 1,413 Shares owned by his wife. The Shares described in footnote (3) above as beneficially owned by Magten with respect to which Mr. Embry may be deemed a beneficial owner, together with the additional Shares described in this footnote. (8) with respect to which Mr. Embry may also be deemed a beneficial owner, aggregate 7,278,449 Shares. Mr. Embry has declared that pursuant to Rule 13d-4 the filing by him of his Schedule 13D shall not be construed as an admission that he is the beneficial owner of the Investment Advisory Shares, the Pension Trust Shares (to the extent such Shares exceed his and his wife's pro rata interest as beneficiaries of such trusts) or the Family Trust Shares. Mr. Embry disclaims beneficial ownership of the Shares owned by his wife.

 (9) Consists of (i) 10,582 Shares held by Mr. Evans individually; and (ii) 22,042 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(10) Consists of (i) 8,532 Shares held by Mr. Guttag individually; and (ii) 7,169 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(11) Consists of (i) 38,218 Shares held jointly by Mr. Hoven and his wife, and
     (ii) 286,996 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Company's Long-Term Incentive Plan.

(12) Consists of (i) 4,268 Shares held by Mr. Reinhold individually; and (ii) 22,042 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(13) Consists of 7,169 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(14) Consists of 22,042 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(15) Consists of (i) 10,722 Shares held by Mr. Raven individually; (ii) 187,687 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Company's Long-Term Incentive Plan; and (iii) 1,983 Shares held by Mr. Raven's wife. Mr. Raven disclaims beneficial ownership of the Shares owned by his wife. On August 3, 1995, Mr. Raven announced his resignation from his positions with the Company.

(16) Consists of (i) 10,512 Shares held by Mr. Staph individually; and (ii) 94,394 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Company's Long-Term Incentive Plan.

(17) Consists of (i) 8,884 Shares held by Mr. Mastrian individually; and (ii) 95,459 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Company's Long-Term Incentive Plan.

(18) Includes 1,141,992 Shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan and the Company's Long-Term Incentive Plan.

(19) Does not include 1,406,538 Shares subject to non-qualified stock options that will vest and become immediately exercisable pursuant to the Directors' Plan and the Company's Long-Term Incentive Plan as a result of the 'change of control' that will occur upon the acceptance for payment of Shares by Parent or any of its Subsidiaries pursuant to the Offer.

                             EXECUTIVE COMPENSATION

COMPENSATION AND OPTION TABLES

     The following tables show information with respect to the annual compensation for services in all capacities to the Company for the fiscal years ended May 29, 1993, May 28, 1994 and June 3, 1995 of (i) the Chief Executive Officer and (ii) those persons who were, at June 3, 1995, the other four most highly compensated executive officers of the Company (the 'named executive officers').

SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                  -------------------------------------------
                                                                          AWARDS
                                     ANNUAL COMPENSATION          ----------------------       PAYMENTS
                             -----------------------------------              SECURITIES  -------------------
                                                         OTHER    RESTRICTED  UNDERLYING  LONG-TERM    ALL
                                                         ANNUAL     STOCK      OPTIONS    INCENTIVE   OTHER
          NAME AND                 SALARY(5)  BONUS(6)  COMPENS.   AWARD(S)    GRANTED    PAYMENTS   COMPENS.
     PRINCIPAL POSITION      YEAR      $         $         $          $           $           $         $
---------------------------- ----  ---------  --------  --------  ----------  ----------  ---------  --------
D. Dwayne Hoven(1).......... 1995  $ 600,001  $877,548      (7)       $0        336,009      $ 0       $277
  President and Chief        1994    488,461   407,164      (7)        0        105,500        0          0
  Executive Officer          1993    394,339   200,000      (7)        0        300,000        0          0

Carl A. Bellini(2).......... 1995    401,332   439,742      (7)        0        104,263        0        185
  Executive Vice President   1994    342,594   227,180      (7)        0         45,000        0          0
  and Chief Operating        1993    241,250   109,675      (7)        0        125,000        0          0
  Officer

Gregory K. Raven(3)......... 1995    332,463   362,895      (7)        0         84,507        0        151
  Executive Vice President-  1994    313,283   207,663      (7)        0              0        0          0
  Finance and Chief          1993    296,702   127,459      (7)        0        250,000        0          0
  Financial Officer

James P. Mastrian(4)........ 1995    285,865   313,254      (7)        0         71,536        0        132
  Executive Vice President   1994    237,312   157,645      (7)        0         20,000        0          0
  of Marketing               1993    220,272    94,276      (7)        0        100,000        0          0

Jack A. Staph............... 1995    242,208   231,919      (7)        0         41,814        0        109
  Senior Vice President,     1994    225,241   149,304      (7)        0              0        0          0
  Secretary and General      1993    217,192    91,855      (7)        0        125,000        0          0
  Counsel

------------------
(1) D. Dwayne Hoven was elected Chief Executive Officer of the Company effective August 1993 and was elected President of the Company in July 1992. From December 1991 to July 1992, Mr. Hoven served as Executive Vice President,

    Marketing and Stores of the Company.

(2) Carl A. Bellini was elected Executive Vice President and Chief Operating Officer on October 13, 1993. From August 1992 to October 1993, Mr. Bellini served as Executive Vice President of Marketing and Stores of the Company. From June 1992 to August 1992, Mr. Bellini was not an employee of the Company.

(3) On August 3, 1995, Gregory K. Raven announced his resignation from his positions with the Company.

(4) James P. Mastrian was elected Executive Vice President of Marketing of the Company on July 26, 1994. From June 1992 to July 1994, Mr. Mastrian served as Senior Vice President of Marketing of the Company.

(5) Salary information for fiscal year 1995 is based upon a fifty-three week reporting period. Salary information for fiscal years 1994 and 1993 is based upon fifty-two week reporting periods.

(6) Under the provisions of the EVA bonus plan (as defined below), certain limitations exist regarding cash payout of the bonus earned. A portion of the bonus earned is deferred until future years and is paid out in accordance with plan provisions. Accordingly, not all of the bonus earned was paid.

(7) Amounts are below the minimum amount required to be disclosed by applicable Exchange Act rules.

                      OPTIONS GRANTED IN FISCAL YEAR 1995
                              INDIVIDUAL GRANTS(1)

                                       % OF
                                       TOTAL                                      POTENTIAL REALIZABLE
                                      OPTIONS                                       VALUE OF ASSUMED
                                      GRANTED                                    ANNUAL RATES OF STOCK
                                        TO                                       PRICE APPRECIATION FOR
                          OPTIONS    EMPLOYEES  EXERCISE OF                         OPTION TERM (2)
                          GRANTED    IN FISCAL  BASE PRICES                      ----------------------
         NAME                $         YEAR       ($/SH)       EXPIRATION DATE       5%         10%
-----------------------   -------    ---------  -----------  ------------------- ----------  ----------
Dwayne Hoven...........   300,000       20.2%   $ 18.00      July 26, 2004       $2,529,900  $7,740,300
                           26,952(4)     1.8%     18.00      July 27, 2002          201,547     524,728
                            9,057(4)     0.6%     18.00      December 13, 2003       70,056     214,461

Carl A. Bellini........    30,000        2.0%     19.00      September 20, 2004     267,090     817,020
                           60,000        4.0%     18.00      July 26, 2004          505,980   1,548,060
                           10,400(4)     0.7%     18.00      August 19, 2002         69,701     194,407
                            3,863(4)     0.3%     18.00      December 13, 2003       29,880      91,472

Gregory K. Raven(3)....    60,000        4.0%     18.00      July 26, 2004          505,980   1,548,060
                            2,455(4)     0.2%     18.00      July 27, 2002           21,098      50,536
                           22,052(4)     1.5%     18.00      July 27, 2002          164,905     429,330

James P. Mastrian......    60,000        4.0%     18.00      July 26, 2004          505,980   1,548,060
                            9,801(4)     0.7%     18.00      July 27, 2002           73,292     190,816
                            1,735(4)     0.1%     18.00      January 3, 2004         13,420      41,083

Jack A. Staph..........    30,000        2.0%     18.00      July 26, 2004          252,990     774,030
                            9,801(4)     0.7%     18.00      July 27, 2002           73,292     190,816
                            2,013(4)     0.1%     18.00      July 27, 2002           17,300      41,438

------------------
(1) All options granted after July 27, 1993 are granted at the fair market value of the Shares at the date of grant. On each anniversary of the date of grant, the exercise price for each option granted increases annually by an amount equal to 5% of the option price then in effect for all non-vested options. Except for certain immediately vested options granted in July 1992, options granted pursuant to the Company's Long-Term Incentive Plan vest as follows: 20% on the first anniversary of the date of grant; 40% on the second anniversary of the date of grant; 60% on the third anniversary of the date of grant; 80% on the fourth anniversary of the date of grant and 100% on the fifth anniversary of the date of grant. Options granted are for a term of not more than ten years from the date of grant.

(2) The dollar amounts under these columns are the result of the calculations at the 5% and 10% rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The dollar amounts assume that the exercise price increases by 5% per year on all non-vested options. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on the future unknown or volatile factors.

(3) On August 3, 1995, Gregory K. Raven announced his resignation from his positions with the Company.

(4) These options were granted pursuant to anti-dilution provisions of the Company's Long-Term Incentive Plan as a result of a rights offering consummated in fiscal 1995. These options vest in accordance with the terms of the original option grant to which they pertain.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                     AND 1995 FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            SHARES                     OPTIONS OF FISCAL           FISCAL YEAR-END
                          ACQUIRED ON     VALUES     YEAR-END EXERCISABLE/          EXERCISABLE/
                           EXERCISE      REMITTED        UNEXERCISABLE              UNEXERCISABLE
         NAME                 (#)          ($)                (#)                        ($)
-----------------------   -----------    --------    ----------------------    -----------------------
D. Dwayne Hoven........        0            $0              $143,695                 $ 1,430,111
                                             0               572,814                   2,137,086

Carl A. Bellini........        0             0                44,352                     417,653
                                                             211,411                     937,202

Gregory K. Raven(1)....        0             0               126,277                   1,408,271
                                                             208,230                   1,482,094

James P. Mastrian......        0             0                48,268                     506,232
                                                             143,268                     742,353

Jack A. Staph..........        0             0                66,434                     747,152
                                                              95,880                     660,987

------------------
(1) On August 3, 1995, Gregory K. Raven announced his resignation from his positions with the Company.

                         SUMMARY OF COMPENSATION PLANS

     Described below are material employment and employee benefit agreements and arrangements as they currently exist. Pursuant to the terms of the Merger Agreement, certain terms and conditions of such agreements and arrangements will be amended. A description of such amendments is set forth in Section 11 of the Offer to Purchase under 'Merger Agreement--Employee Benefits and Employee Matters.'

EXECUTIVE COMPENSATION PROGRAM

     Base salary and bonus guidelines are set forth in the Company Executive Compensation Program. The purpose of the Executive Compensation Program is to establish and maintain a performance and achievement oriented environment throughout the Company. The program emphasizes the development of the Company so as to achieve and sustain above average growth in earnings with excellence in management, retailing, pharmacy and customer service. With this emphasis in mind, the program is designed so that executives may earn higher than average total compensation (base salary plus bonus) for doing an above-average job.

     Base Salary.  The Company's overall salary structure is reviewed annually,

using outside executive compensation surveys of the retail industry in general and chain drugstores in particular; to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities. The salary mid-point of a grade assigned to a position is the salary level that approximates the Company's judgment, based on an evaluation of the latest survey information available, as to appropriate compensation levels. Where salary information is unavailable for a particular position, the salary grade assigned is based on other positions having similar responsibilities within the Company and in companies with comparable revenues.

     Individual base salaries are reviewed at least annually; however, salaries are not necessarily increased each year. Decisions relating to salary increases are based upon guidelines furnished by senior management. Salary increases are granted based on each executive's performance as well as his position in the applicable salary range.

     Bonus. On July 27, 1993 the Board of Directors implemented the Company's revised bonus program. The objectives underlying the revised bonus program are to (i) more closely link bonus awards to value added for the Company's stockholders, and (ii) promote a culture of performance and ownership among the Company's managers. The program involves sharing certain of the Company's business risks with stockholders, but also provides access to the upside potential associated with value creation. Accordingly, the program rewards long-term enduring improvements in stockholder value. The program, as revised effective with the 1995 fiscal year to ensure the existence of a direct link between bonuses and total stockholder value, is described below. All executive officers and senior managers, and certain regional and district managers are eligible to receive bonuses under the bonus program.

     Awards under the bonus program are focused on the generation of improved economic value added ('EVA'), which consists of net operating profit after taxes, as reduced by a capital charge. EVA results from (i) enhanced business efficiencies, (ii) profitable growth, and (iii) strategic expense reduction. For the fiscal year ended June 3, 1995, EVA was $40.289 million and target EVA was $20.379 million. At the beginning of each fiscal year, participants in the bonus program are credited with a number of performance units equal to their target bonus, which is a percentage (ranging from 15% to 60% for the Chief Executive Officer) of their base compensation. At the end of the fiscal year the units have a value based on the Company's EVA performance. If EVA improves sufficiently (currently, EVA for a fiscal year must improve by $5 million from the average of the previous year's actual EVA and the previous year's target
EVA), the units have a $1.00 value and the target award is earned. Underperformance results in a less than $1.00 unit value while particularly strong performance generates a greater than $1.00 value. The percentage increase or decrease is determined by reference to an EVA target interval based on a percentage of the Company's capital. More specifically, the excess or deficit of actual EVA over target EVA is divided by the target interval to determine the percentage value of a unit. Bonus awards flow through a 'bonus bank.' If the bank balance is less than a specified percentage of the target award, the entire balance is paid, however, when the bank balance exceeds the specified percentage of the target award, only a portion of the excess is paid currently, and the balance is deferred and ultimately paid only if EVA performance is sustained. At the end of each three-year period, the expected EVA improvement target, as well as the EVA target interval, is adjusted to equal a percentage of the Company's ending capital at such time based on the average EVA improvement of certain representative companies and the average standard deviation of EVA of these companies. The amount of the bonus paid to the participants other than the Chief Executive Officer is also subject to the participant's satisfaction of individual performance objectives. The portion of the bonus based on satisfaction of individual performance goals ranges from 25% to 75%. For the plan year ended June 3, 1995, the Company exceeded target EVA with respect to the named executive officers by 142.21%, resulting in a value per unit of $2.42.

LONG-TERM INCENTIVE PLAN

     The Long-Term Incentive Plan was adopted by the Board of Directors on July 27, 1992 and approved by the Company's stockholders on October 14, 1992. There are 6,520,000 Shares reserved for issuance under the Long-Term Incentive Plan; as of November 16, 1995, 2,548,922 Shares remained available for grants under the Long-Term Incentive Plan. The Long-Term Incentive Plan provides for the grant of incentive and non-qualified stock options, reload options, stock appreciation rights, restricted stock awards, stock bonus awards and performance plan awards. The Committee administers the Long-Term Incentive Plan and has sole discretion to determine those employees to whom awards will be granted, the number of awards to be granted, the provisions applicable to each award and the time periods during which the awards may be exercised. No awards may be granted after July 27, 2002.

     To date, long-term incentive awards granted under the Long-Term Incentive Plan consist solely of non-qualified stock options. In order to enhance the link to stockholder value and to create a strong performance requirement for options, the options include a 5% cost of capital charge. Under this approach, the exercise price of options granted under the Long-Term Incentive Plan increases annually by 5% until the Shares subject to the option vest.

     Awards made under the Long-Term Incentive Plan are intended to provide key employees with additional incentives designed to enhance the profitable growth of the Company as well as the value of the Shares. During the fiscal year ended June 3, 1995, the Committee awarded non-qualified stock options to acquire 336,009 Shares, at a price per Share of $18, to the President and Chief Executive Officer, and an aggregate of 302,120 Shares, at an average price per share of $18.10, to the other named executive officers, for a total of 638,129 of the 1,485,239 options that were awarded under the Long-Term Incentive Plan for the fiscal year ended June 3, 1995. These awards were made in recognition of the Company's strong financial performance and commitment to excellence in the conversion of stores acquired from Hook-SupeRx, Inc., and were based on a multiple of competitive annual grants as observed in the marketplace for persons in similar positions.

     With the exception of a total of 75,000 immediately vested grants (25,000 of which were awarded to the Chief Executive Officer, all of which have been exercised) made on July 27, 1992 to the named executive officers, awards made under the Long-Term Incentive Plan vest over a period of five years at a rate of

20% each year, thereby encouraging the retention of key employees who receive awards. During the fiscal year ended June 3, 1995, the Committee adjusted the number of options held by officers and key employees through the grant of fair market value options pursuant to anti-dilution provisions of the Long-Term Incentive Plan as a result of the completion during the fiscal year of a rights offering.

EMPLOYMENT AGREEMENT WITH CERTAIN EXECUTIVES

     The Company has entered into employment agreements (the 'Executive Employment Agreements') with each of the named executive officers. Each of the Executive Employment Agreements is effective until terminated by the Company or the named executive officer, with or without cause. The Executive Employment Agreements provide that, in the event of a termination for cause by the named executive officer or a termination without cause by the Company, the Company will have an obligation to continue benefits and to pay the terminated named executive officer's salary for a period of 24 months.

DEFINED BENEFIT PLAN

     The Pension Plan is a defined benefit pension plan generally covering employees of the Company, other than those covered by collective bargaining agreements that provide for pension benefits.

     On reaching normal retirement at or after age 65, a participant is generally entitled to receive a monthly retirement benefit for life. Alternative actuarially equivalent forms of benefit payments are provided for in the Pension Plan. Vesting under the Pension Plan occurs after five years of service (with no vesting where less than five years of service has been completed).

     The annual retirement benefit at the normal retirement age of at least 65 is equal to an amount which, when added to the participant's social security benefit, is the product of the employee's average earnings for the last five years of his service and the applicable percentage set forth in the table below. If the employee has fewer than 30 years of credited service with the Company, the benefit determined by this formula is reduced by a percentage determined substantially by the ratio of the number of years of credited service to 30. A participant who has attained age 55 and has completed five years of service may elect early retirement with reduced monthly benefit payments.

     The amounts shown in the following table are based on the pension being paid during the lifetime of the retired employee only, including social security benefits, and would be reduced for service of less than 30 years and on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment.

                     RETIREMENT BENEFIT
  FINAL AVERAGE         (% OF FISCAL
   MONTHLY PAY          AVERAGE PAY)
------------------   ------------------
$  500............           81%
 1,000............           73
 1,500............           65
 2,000............           60
 2,500............           56
 3,000............           54
 3,500............           52
 4,000............           51
 4,500 or more....           50

     The following table sets forth the estimated annual benefits (including social security) payable to a participant who qualifies for normal retirement in 1995 with the specified average earnings during the last five calendar years prior to retirement and the specified years of credited service:

AVERAGE ANNUAL EARNINGS                   YEARS OF CREDITED SERVICE
 FOR FIVE-YEAR PERIOD     ----------------------------------------------------------
PRECEDING RETIREMENT(1)      10          15          20          25       30 OR MORE
-----------------------   --------    --------    --------    --------    ----------
$125,000...............   $ 30,426    $ 38,445    $ 46,464    $ 54,483     $  62,500
 150,000...............     34,592      44,694      54,796      64,898        75,000
 175,000...............     38,758      50,943      63,128      75,313        87,500
 200,000...............     42,926      57,195      71,464      85,733       100,000
 225,000...............     47,092      63,444      79,796      96,148       112,500
 250,000...............     51,258      69,693      88,128     106,563       125,000*
 300,000...............     59,592      82,194     104,796     127,398*      150,000*
 400,000...............     76,258     107,193     138,128*    169,063*      200,000*
 450,000...............     84,592     119,694     154,795*    189,898*      225,000*
 500,000...............     92,926     132,195*    171,463*    210,733*      250,000*
 600,000...............    109,592     157,194*    204,796*    252,398*      300,000*
 700,000...............    126,258*    182,193*    238,128*    294,063*      350,000*

------------------
(1) For plan years beginning on or after January 1, 1989, the Internal Revenue Code, as amended (the 'Code') limits the amount of compensation that can be used for plan calculation purposes to $200,000 (indexed). For plan years beginning on or after January 1, 1994, this limit is reduced to $150,000 (indexed).

  * As required by the Code, plan payments may not provide annual benefits exceeding a maximum amount, currently $120,000.

     The years of credited service of those individuals named in the Summary Compensation Table as of June 3, 1995, were: Mr. Hoven--6.9167; Mr. Bellini--3.7500; Mr. Raven--7.5000; Mr. Staph--22.1667; and Mr.
Mastrian--4.2500. The amounts covered under the Pension Plan include salary and bonus for each of the named executive officers in the Summary Compensation Table.

                               OTHER INFORMATION

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In July 1994, Zell/Chilmark acquired 3,181,838 Shares at a price of $14.00 per Share pursuant to the exercise of its rights in connection with a rights offering (the '1994 Rights Offering') to the Company's stockholders of record as of June 13, 1994 and pursuant to certain standby purchase arrangements. The Company paid Zell/Chilmark a fee in the amount of $2,918,383 for acting as standby purchaser in the 1994 Rights Offering. As of November 16, 1995, Zell/Chilmark beneficially owned 19.70% of the outstanding Shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and Directors to file reports of ownership and changes in ownership with the Commission and the NYSE. The Company believes that during the period from May 29, 1994 through June 3, 1995, its executive officers and Directors complied with all applicable Section 16(a) filing requirements, except that one Director, Rod Dammeyer, inadvertently filed one of his reports late. This conclusion is based solely on a review of the copies of such forms furnished to the Company in accordance with the Commission's regulations and certain written representations received by the Company.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

        By Mail:             By Overnight Courier:            By Hand:
   Wall Street Station         77 Water Street,            Receive Window
      P.O. Box 1023                4th Floor              77 Water Street,
 New York, NY 10268-1023      New York, NY 10005              5th Floor
                                                         New York, NY 10005
                                 By Facsimile:
                                (212) 701-7636
                                (212) 701-7640

                             Confirm by telephone:
                                (212) 701-7624

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                 140 Broadway
                           New York, New York 10005
                         (310) 282-5065 (call collect)
                                      or
                         Call Toll-Free (800) 237-5022